Execution Version

Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

ANGLOGOLD ASHANTI (U.S.A.) HOLDINGS INC.,

ANGLOGOLD ASHANTI USA INCORPORATED,

STERLING INTERMEDIATE HOLDCO, INC.,

COEUR STERLING, INC.,

AND

COEUR MINING, INC.

DATED AS OF SEPTEMBER 18, 2022

i

EXHIBITS AND ANNEXES

EXHIBITS

Exhibit A	Working Capital Methodology

ANNEXES

Annex A	Deed of Trust Release

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 18, 2022 (the “Effective Date”), is made by and among AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Buyer”), with respect to the obligations detailed in Section 7.15 but for no other purpose, AngloGold Ashanti USA Incorporated, a Delaware corporation (“Buyer Guarantor”), Sterling Intermediate Holdco, Inc., a Delaware corporation (“Seller”), Coeur Sterling, Inc., a Nevada corporation and a wholly-owned subsidiary of Seller (the “Company”) and with respect to the obligations detailed in Section 7.14 but for no other purpose, Coeur Mining, Inc. a Delaware corporation (“Parent”).  Buyer, Buyer Guarantor, Seller, the Company, and Parent are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns one hundred (100%) percent of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (collectively, the “Shares”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell, assign, transfer and convey to Buyer, and Buyer desires to purchase and acquire from Seller, the Shares.

NOW, THEREFORE, the Parties, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.1           Definitions.  The following terms, as used herein, have the following meanings:

“Accounting Principles” means GAAP applied on a basis consistent with the methodologies, practices, classifications, judgments, estimation techniques, assumptions and principles used in the preparation of the unaudited financial statements as set out under Section 3.7 for the Company including the Company Balance Sheet.

“Accounting Referee” means KPMG LLP or, if such firm is unable to serve in such capacity, such other nationally recognized independent public accountant that is mutually agreeable to Seller and Buyer selected within ten (10) days after the date KPMG LLP notifies the Parties that it is unable to serve (provided, that if the Accounting Referee is not so jointly appointed within such ten (10) day period, such accountant shall be appointed by the American Arbitration Association at the written request of either Buyer or Seller).

“Acquisition Transaction” has the meaning set forth in Section 7.6.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Add-On Acquisition” means a business acquisition (by way of merger, exchange, consolidation, acquisition, or otherwise) of the Equity Interests or substantially all of the assets of any Person (or any Affiliate of such Person), or obtaining control, directly or indirectly, of any Equity Interest in any other Person (or any Affiliate of such Person) or the right to acquire any Equity Interest in any other Person (or any Affiliate of such Person) or in any business, or entry into any joint venture, nominee relationship, partnership or similar arrangement.

“Adjustment Time” means 11:59 p.m. Eastern Time on the date immediately prior to the Closing Date.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 3.30.

“Antitrust Laws” has the meaning set forth in Section 3.4.

“Balance Sheet Date” has the meaning set forth in Section 3.7.

“Base Consideration Amount” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which the banks are generally closed for business in New York, New York or London, United Kingdom.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Party” has the meaning set forth in Section 9.2(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020) and any successor federal, state, local and foreign Law, including any applicable guidance (including, without limitation, IRS Notice 2020-65, and IRS Notice 2021-11) issued thereunder or relating thereto.

“Cash and Cash Equivalents” means, as of the Adjustment Time and with respect to the Company, without duplication, all cash on hand and cash equivalents that are immediately convertible into cash, including petty cash, marketable securities, liquid instruments, checks, bank deposits, short term investments and security deposits, in each case determined in accordance with the Accounting Principles.  For the avoidance of doubt, Cash and Cash Equivalents may be a positive or negative number and shall be determined net of issued but uncleared checks, outgoing wire transfers and drafts issued and shall include checks, other wire transfers and drafts deposited for the account of the Company that have not cleared and are not otherwise reflected in the bank balance, in each case calculated in accordance with the Accounting Principles.  Notwithstanding anything to the contrary contained herein, in no event shall “Cash and Cash Equivalents” be included in the amount of current assets or liabilities with respect to Net Working Capital.

“Change of Control Payments” means any and all management sale bonuses, transaction bonuses, change of control, retention or similar compensatory payments due or payable to any employee of the Company (together with any employment, payroll or similar Taxes and any 401(k) match incurred with respect to such payments), in each case, triggered or payable solely as a result of the consummation of the transactions contemplated by this Agreement; provided, for the avoidance of doubt, that any payments that require a trigger other than the consummation of the transactions contemplated by this Agreement (including a termination of employment) shall not be a Change of Control Payment.

“Closing Cash Payment” shall mean:

(a)          the amount equal to the Base Consideration Amount;

(b)          plus an amount equal to the Cash and Cash Equivalents as of the Adjustment Time;

(c)          plus, if the Net Working Capital as of the Adjustment Time is greater than the Target Working Capital, an amount equal to such difference;

(d)          minus an amount equal to the aggregate amount of all Company Indebtedness outstanding as of the Closing;

(e)          minus an amount equal to the aggregate amount of unpaid Transaction Expenses outstanding as of Adjustment Time;

(f)          minus, if the Net Working Capital as of the Adjustment Time is less than the Target Working Capital, an amount equal to the absolute value of such difference; and

(g)          minus Company Taxes Payable.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Funded Indebtedness” means, the Indebtedness set forth in Section 1.1(a) of the Disclosure Schedules.

“Closing Statement” has the meaning set forth in Section 2.6(b).

“Closing” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Returns” has the meaning set forth in Section 7.8(c).

“Company” has the meaning set forth in Preamble.

“Company Authorizations” has the meaning set forth in Section 3.29.

“Company Balance Sheet” has the meaning set forth in Section 3.7.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means all of the issued and outstanding common stock, par value $0.001, of the Company.

“Company Employee Plan” means any scheme, plan, program, policy, practice, Contract or other arrangement (whether written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, time in lieu of pay, performance awards, stock or stock-related awards, fringe benefits, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not ERISA applies), which is or has been maintained, contributed to, or required to be contributed to, by the Company or an ERISA Affiliate for the benefit of any Employee or the dependent or beneficiary of any Employee, or pursuant to which the Company has or may have any material liability following the Closing, contingent or otherwise, as a result of its prior affiliation with Seller.

“Company Financial Statements” has the meaning set forth in Section 3.7.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification of the Company), Section 3.2(a) (Authority), Section 3.2(b) (Authority), Section 3.5(a) (Subsidiaries), Section 3.6(a) (Company Capital Structure), and Section 3.24 (Brokers’ and Finders’ Fees).

“Company Indebtedness” means, without duplication, any Indebtedness outstanding as of the Closing (other than Parent Company Debt Guaranty Obligations).

“Company Intellectual Property” means any Intellectual Property that is owned by the Company or otherwise used in the business of the Company as currently conducted.

“Company Material Adverse Effect” means any fact, event, circumstance, development, change or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, changes and effects, has had or would be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company, taken as a whole; provided, however, that none of the following (either alone or in combination), and no event, circumstance, development, change or effect arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred, is continuing to occur or would reasonably be expected to occur: (a) any fact, event, circumstance, development, change or effect to the extent arising out of, resulting from or attributable to any of the following: (i) the announcement, delivery, pendency or execution of this Agreement and the consummation of the transactions contemplated hereby; (ii) the identity of Buyer or any of its Affiliates; (iii) any action required to be taken by Seller, the Company, or any of their Affiliates pursuant to this Agreement or taken or not taken with Buyer’s written consent or at Buyer’s written request or the failure to take any action by Seller, the Company, or any of their Affiliates if that action is prohibited by this Agreement; (iv) changes in general, legal, regulatory, social, economic or political conditions or capital, securities, credit or financial markets in the U.S. or elsewhere in the world, including changes or prospective changes in interest or exchange rates, commodity prices, monetary policy or inflation or in government spending and budgets (including any government shutdown); (v) changes (including proposed or pending changes) in Laws; (vi) any acts of terrorism, war (whether or not declared), armed hostilities, sabotage, cyber-intrusion, civil disobedience or other conflict or any escalation or worsening or de-escalation or improvement thereof; (vii) volcanoes, tsunamis, pandemics (including COVID-19), epidemics, disease outbreaks or other public health conditions (or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak), earthquakes, floods, hurricanes, wildfires, blackouts, tornados or other natural disasters, weather-related events, force majeure events or other comparable events, or any escalation or worsening or de-escalation or improvement thereof; and (viii) changes (including proposed or pending changes) in GAAP or changes in the interpretation or enforcement thereof, except, in the case of the foregoing clauses (iv), (v), (vi), (vii), and (viii), if such changes or developments referred to therein have had or would be reasonably expected to have a material and disproportionate impact on the Company, taken as a whole, relative to other Persons operating in Nevada in the industry sector or sectors in which the Company operates; or (b) any failure, in and of itself, to meet internal or published projections, forecasts guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur (if not otherwise falling within any of the exceptions provided by clause (a) in this definition of Company Material Adverse Effect).

“Company Patents” has the meaning set forth in Section 3.14(c).

“Company Preferred Stock” means all of the issued and outstanding preferred stock, par value $0.001, of the Company.

“Company Properties” means the Unpatented Mining Claims and all other real property: (a) owned in fee by the Company, including patented mining claims; or (b) leased, subleased or otherwise occupied by the Company pursuant to a valid and enforceable lease agreement, each as of the Effective Date.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, under obligation of assignment to, or filed or registered in the name of the Company.

“Company Security” means all outstanding shares of the Company’s stock, or any other outstanding voting securities or other equity, membership or ownership interests of the Company.

“Company Taxes Payable” shall mean the amount of all liabilities of the Company for accrued and unpaid Income Taxes with respect to any taxable periods (or the portion thereof) ending on or before the Closing Date computed using the past practices and positions of the Company in preparing its Tax Returns (including with respect to reporting positions, jurisdictions, elections, and accounting and valuation methods), accounting for Income Taxes only in jurisdictions in which the Company has historically filed, excluding any Taxes arising from any actions taken by Buyer or its Affiliates (including the Company after the Closing) outside of the ordinary course of business, and in accordance with Section 7.8(d) and Section 7.8(g) of this Agreement.  For the avoidance of doubt, this computation shall be reduced by the following items: (a) the Transaction Tax Deductions and (b) any net operating losses or other Tax attributes (excluding any such attribute that may be carried back from a taxable period beginning after the Closing Date).  For the avoidance of doubt, the Company Taxes Payable shall be calculated on a jurisdiction-by-jurisdiction basis, and shall not be a negative number either a) overall or b) within each applicable jurisdiction.  Seller will provide to Buyer, in connection with the delivery of the Estimated Closing Statement, detail supporting the calculation of Company Taxes Payable on a jurisdiction-by-jurisdiction basis.

“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge, after due inquiry, of any of the individuals listed on Schedule 1.1.

“Confidential Information” means any proprietary or confidential information of the Company.  Confidential Information excludes any information that: (a) is obtained after the Closing Date through other lawful sources not bound by a confidentiality obligation or duty with respect to such information; or (b) is or becomes publicly known through no fault of Seller and its Affiliates, the receiving party or any of their respective agents.

“Confidentiality Agreement” means the confidentiality agreement between the Parties dated as of March 9, 2022.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written.

“COVID-19” means “Coronavirus Disease 2019”, “COVID-19”, “COVID-19 virus”, the “coronavirus”, “coronavirus disease” and/or the “novel coronavirus” and any of their mutations or permutations, and the outbreak, spread and transmission thereof, efforts to control or limit the spread and transmission thereof, and any other effects or consequences of the foregoing.

“D&O Tail Policy” has the meaning set forth in Section 7.7.

“Data Protection Requirements” means any and all applicable Laws, applicable industry standards of any industry organization of or in which the Company is a member or otherwise participates or with which the Company purports to comply, and any and all applicable contractual and other obligations legally binding upon the Company, or that apply to Employees, in each case concerning the Processing of Personal Data, cybersecurity, surveillance, email communications or mobile or messaging communications including, as and to the extent applicable to the Company or its Employees: (a) Laws relating to the Processing of Personal Data; and (b) Laws relating to electronic and mobile communications, text messages, marketing or advertising materials, including anti-SPAM Laws, unsolicited advertising, cookies and communications Laws.

“Deductible” means an amount equal to three million United States Dollars (USD $3,000,000).

“Deed of Trust” means that certain Deed of Trust with Power of Sale, Assignment of Production, Assignment of Leases and Rents, Security Agreement, Financing Statement, and Fixture Filing, dated as of May 31, 2019 and recorded on June 6, 2019, in the official records of the Nye County, Nevada Recorder as Doc. #912304, as amended by that certain First Amendment to Deed of Trust with Power of Sale, Assignment of Production, Assignment of Leases and Rents, Security Agreement, Financing Statement, and Fixture Filing dated as of April 30, 2021, and recorded April 30, 2021 as Doc. # 954432 in the official records of the Nye County, Nevada Recorder.

“Deed of Trust Release” means that certain Substitution of Trustee and Deed of Reconveyance, to be dated as of the Closing Date, by and between the Company and Bank of America in substantially the same form as attached as Annex A.

“Deferred Cash Consideration” has the meaning set forth in Section 2.2(b).

“Deferred Consideration Properties” means the Company Properties excluding those properties indicated as “Excluded Properties”, which shall be the area encompassed by the claims set forth on the land schedule set forth in Section 3.16(b) of the Disclosure Schedules, as such claims are recorded in the official records of the Nye County, Nevada Recorder as of the Effective Date (irrespective of any future change to the boundaries of such claims).

“Disclosable Contract” has the meaning set forth in Section 3.16(b).

“Disclosure Schedules” means the disclosure schedules referred to in this Agreement and delivered pursuant to this Agreement (which include the “Schedules” referenced in this Agreement).

“Disposition Transaction” means a disposition (by way of sale, conveyance, merger, exchange, transfer, or otherwise) of all right, title or interest in the Equity Interests or substantially all of the assets of any Person.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in the Preamble.

“Employee” means a Person disclosed to Buyer pursuant to Section 3.26(a).

“Employment Agreement” means each management, employment, severance, relocation, repatriation, expatriation, assignment letter, visa, work permit or similar Contract between the Company or any Affiliate and any Employee.

“Encumbrance” means, with respect to any property or asset, any lien, encumbrance, pledge, debenture, mortgage, deed of trust, security interest, title interest, option, right of first refusal, easement, restriction on transfer or any other restriction of a similar kind or interest or claim of a similar nature in or on such property or asset.

“Enforceability Exceptions” has the meaning set forth in Section 3.2(b).

“Environmental Costs” means any and all costs and expenditures of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, and any fees, fines, penalties or charges associated with any Governmental Authorization.

“Environmental Law” means any Law, Governmental Authorization or Order relating to pollution, contamination, Hazardous Materials, human health or safety or protection of the environment or federal public lands.

“Environmental Reports” has the meaning set forth in Section 3.23(k).

“Equity Interests” means: (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person or any securities, as well as notes or obligations convertible into or exchangeable for any of the foregoing; and (b) any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which may entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Cash Payment” has the meaning set forth in Section 2.6(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.6(a).

“Excess Amount” has the meaning set forth in Section 2.6(e)(i).

“Fee Property” means all fee property owned, held, leased, used, occupied or controlled by Seller, including, without limitation, all patented mining and millsite claims of Seller.

“Final Closing Cash Payment” has the meaning set forth in Section 2.6(c).

“Fraud” means, with respect to a Party, an actual and intentional common law fraud (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or omission, recklessness or a similar theory) in respect of the making by such Party of any representation or warranty expressly set forth in Article III, IV or V, as applicable, with intent to deceive another Party, or to induce that Party to enter into this Agreement and requires (a) a false representation of material fact set forth in Article III, IV or V; (b) knowledge by the Party making such representation that such representation is false (provided, that such knowledge shall only be deemed to exist if any Person had actual knowledge (as opposed to having imputed or constructive knowledge or knowledge that could have been obtained after inquiry) that such representation is false); (c) an intention by such Party to induce the other Party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing such other Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such other Party to suffer actual damage by reason of such reliance.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” has the meaning set forth in Section 3.7.

“Government Contract” means any Contract between, on the one hand, the Company and, on the other hand: (a) any Governmental Entity or (b) any prime contractor to any Governmental Entity.

“Governmental Authorization” means any certification, grant, approval, consent, license, permit, waiver, variance, registration, identification number, exemption or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Guaranty Release Letters” has the meaning set forth in Section 7.17.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade: (a) for which liability or standards of conduct may be imposed under any Environmental Law; or (b), that is listed, defined, designated, or classified as, or otherwise determined to be hazardous, acutely hazardous, toxic, infectious, corrosive, ignitable, flammable, or a pollutant or words of similar import or regulatory effect under Environmental Laws, including any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos or asbestos-containing materials in any form, lead or lead-containing materials, urea formaldehyde foam insulation per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“HIPAA” has the meaning set forth in Section 3.32(g).

“HITECH Act” has the meaning set forth in Section 3.32(g).

“Hoodoo Claims” means the unpatented mining claims located in Nye County, Nevada set forth on Section 1.1(b) of the Disclosure Schedules.

“Hoodoo Diligence Process” means the due diligence inquiry concerning the Hoodoo Claims and Hoodoo Lease conducted by the Buyer from the date of this Agreement through no later than 12:00 AM Eastern Time on a date occurring twenty one (21) days following Seller providing Buyer with both: (a) written notice that it may physically access and inspect all property affiliated with the Hoodoo Claims, subject to the terms and conditions set forth in Section 7.1(a); and (b) any third party permissions, licenses, waivers, or other documents reasonably necessary for Buyer to physically access and inspect such property (time being of the essence).

“Hoodoo Indemnity” has the meaning set forth in Section 9.2(l).

“Hoodoo Lease” means the lease dated June 12, 1991 between Western States Mineral Corporation and E&B Explorations, Ltd, as amended June 12, 2005 between Nevada Western Gold Corporation and Sterling Gold Mining Corporation, to which the Hoodoo Claims are subject.

“Hoodoo Transfer” means the conveyance by the Company of the Hoodoo Claims by quit claim deed to a subsidiary of Parent that is not a subsidiary of the Company and the assignment by the Company of the Hoodoo Lease to a subsidiary of Parent that is not a subsidiary of the Company.

“Income Tax” means any Taxes imposed on net income or gross receipts.

“Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and any other premium, penalty or other fee or payment obligations arising under any obligations of the Company consisting of: (a) indebtedness for borrowed money or issued in substitution or exchange for borrowed money, (b) obligations evidenced by any note, bond, debenture or other debt security or similar instrument (excluding any surety or performance bonds), (c) accrued or unpaid employee retention payment obligations calculated as the maximum amount payable under or pursuant to such obligation; (d) liabilities, contingent or otherwise, in respect of banker’s acceptances, letters of credit or similar facilities or surety bonds, bids, performance bonds or similar obligations (but, in each case, only to the extent and in the amount drawn); (e) outstanding obligations for deferred and unpaid purchase price of assets, property, securities or services (including all earn-out payments (including potential future earn-out payments)), purchase price adjustments or similar payments (whether contingent or otherwise), but not including any Royalties, calculated as the maximum amount payable under or pursuant to such obligation, but excluding trade payables incurred in the ordinary course of business; (f) all unpaid severance obligations (g) declared but unpaid dividends or distributions; (h) all obligations under capital leases or finance leases in respect of which the Company is liable as lessee as determined in accordance with the Accounting Principles; (i) all interest, fees and other expenses owed, together with prepayment and redemption premiums and penalties (if any), in respect of indebtedness described in the foregoing clauses (a) through (h); and (j) any indebtedness referred to in clauses (a) through (i) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement), directly or indirectly, by, or secured by any Encumbrance upon any property or asset owned by, the Company, in each case, as of such date.  For the avoidance of doubt, “Indebtedness” shall not double count any item of Indebtedness or Closing Funded Indebtedness and shall not include: (x) any liabilities taken into account in the calculation of Net Working Capital included in the Estimated Closing Statement or the Closing Statement; (y) any amounts included with specificity in Transaction Expenses, Cash and Cash Equivalents or Company Taxes Payable; or (z) any Royalties.

“Indicated Mineral Resources” shall have the meaning set out by the Securities Exchange Commission of the United States in Subpart 1300 (Disclosure by Registrants Engaged in Mining Operations) of Regulation S-K, 17 C.F.R. § 1300.

“Inferred Mineral Resources” shall have the meaning set out by the Securities Exchange Commission of the United States in Subpart 1300 (Disclosure by Registrants Engaged in Mining Operations) of Regulation S-K, 17 C.F.R. § 1300.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) all inventions (whether or not patentable), invention disclosures, improvements, confidential information, including trade secrets, proprietary information, know how, computer software programs (including object code, binary code, source code, firmware, microcode, libraries, routines, subroutines or other code, whether embodied in hardware, firmware or otherwise), mask works, integrated circuits, architecture, schematics, hardware description language, test vectors and hardware development tools, technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs, utility models and any registrations and applications therefor throughout the world; (e) all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; (h) all web addresses, sites, domain names and numbers, social network application names and application IDs, usernames, user IDs and identification numbers; and (i) any similar or equivalent rights to any of the foregoing anywhere in the world, whether or not patentable or capable of registration, however created, compiled or stored and whether or not recorded in any material form.

“IRS” means the United States Internal Revenue Service.

“Law” means any domestic, foreign, federal, provincial, state or local law (including common law), statute, code, ordinance, rule, Order, restriction, regulation, policy, constitution, formal written guidance, directive, standard or pronouncement, or treaty enacted, adopted, promulgated, or applied by or on behalf of any Governmental Entity, including all Orders having the effect of law in any jurisdiction;

“List” means the United States Environmental Protection Agency’s National Priorities List (NPL) of Hazardous Substance Sites or CERCLA Information System (CERCLIS) or any similar list maintained by a state regulatory authority for the state of Nevada with respect to sites from which there has been a Release of Hazardous Materials that requires a response action.

“Litigation” means any claim, action, arbitration, mediation, hearing, governmental investigation, notice of intent, proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or mediator.

“Loss” or “Losses” of a Person means any and all liabilities, damages, claims, penalties, fines, interest (solely to the extent such interest is required to be paid to a third party), sanctions, settlements, obligations, assessments, awards, judgments, Taxes and related costs, expenses and fees (including, without limitation, reasonable and documented out of pocket accountant’s, actuary’s and attorneys’ costs, expenses and fees) sustained, suffered or incurred by such Person; provided, however, that Losses shall exclude any punitive, indirect, incidental or consequential damages (except to the extent punitive, incidental or consequential damages are required to be paid to a third party).

“Measured Mineral Resources” shall have the meaning set out by the Securities Exchange Commission of the United States in Subpart 1300 (Disclosure by Registrants Engaged in Mining Operations) of Regulation S-K, 17 C.F.R. § 1300.

“Mineral Reserves” shall have the meaning set out by the Securities Exchange Commission of the United States in Subpart 1300 (Disclosure by Registrants Engaged in Mining Operations) of Regulation S-K, 17 C.F.R. § 1300.

“Mineral Resources” has the meaning set forth in Section 2.2(b).

“Net Working Capital” means, without duplication, the aggregate amount (which may be positive or negative) of the current assets of the Company minus the aggregate amount of the current liabilities of the Company, in each case, (a) determined (i) as of the Adjustment Time and (ii) in accordance with the Accounting Principles; and (b) including only those line items set forth on and presented in a format consistent with the sample calculation set forth in Exhibit A (and with the exclusions and adjustments set forth in such illustrative example).  Net Working Capital shall specifically exclude: (A) Company Indebtedness; (B) deferred Tax assets and deferred Tax liabilities; (C) current income Tax assets and income Tax liabilities (which shall be taken into account in the determination of Company Taxes Payable); (D) Transaction Expenses; (E) Cash and Cash Equivalents; and (F) Royalties.

“Objection Notice” has the meaning set forth in Section 2.6(b).

“Order” means any order, consent order, writ, injunction, judgment, decision, decree, ruling (including common law rulings), stipulation, directive, award, verdict, subpoena, mandate, command, settlement, or other similar determination of any Governmental Entity or arbitrator, whether civil, criminal or administrative

“Organizational Documents” means, with respect to any Person (other than an individual): the constitution, certificate or articles of association or incorporation or organization, the bylaws, or limited partnership or limited liability company, and any joint venture, limited liability company, operating, partnership agreement or other similar documents, instruments, or Contracts adopted or filed in connection with the creation, formation or organization of such Person or otherwise relating to the organization or governance of such Person.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Company Credit Facility” means the credit facility provided pursuant to the Credit Agreement, dated as of September 29, 2017, by and among Parent, as the borrower, certain subsidiaries of Parent, as guarantors, Bank of America, N.A., as administrative agent, and the lenders party thereto, as amended.

“Parent Company Debt Guaranty Obligations” has the meaning set forth in Section 7.17.

“Parent Company Notes” means the 5.125% senior unsecured notes of Parent due 2029 issued pursuant to that certain Indenture dated as of March 1, 2021, among Parent, the guarantors party thereto and The Bank of New York Mellon, as trustee

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and as to which reserves have been established on the financial statements in accordance with the Accounting Principles; (b) mechanic’s, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business as to which there is not, as of the date hereof, any ongoing default on the part of the Company, or the validity or amount of which is being contested in good faith by the Company; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company Properties which are not violated in any material respect by the current use and operation of the Company Properties, or any violation of which would not reasonably be expected to be material to the Company; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Properties which do not impair in any material respect the occupancy or use of the Company Properties for the purposes for which they are currently used in connection with the Company’s business; (e) matters which would be disclosed by an inspection or accurate survey of each parcel of real property which do not materially impair the occupancy or use of the Company Properties for the purposes for which they are currently used in connection with the Company’s businesses; (f) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (g) purchase money liens and liens securing rental payments under capital lease arrangements, in either case, so long as such liens attach solely to the asset or property so financed or leased, as the case may be; (h) Encumbrances related to the transferability of securities under applicable securities Laws; (i) Encumbrances arising in the ordinary course of business on goods or inventory, the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company; and (j) Encumbrances that will be released pursuant to any Guaranty Release Letter.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Personal Data” means: (a) any information, data or opinion that alone or together with any other data, information or opinion relates to an identified or identifiable natural person; and (b) any other information, data or opinion considered to be personally identifiable information or data under applicable Data Protection Requirements.

“Pre-Closing Covenant” means any covenant of any Party that is contained in this Agreement and that is required to be performed in its entirety on or prior to the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 7.8(c).

“Prior Acquisitions” has the meaning set forth in Section 3.5(b).

“Process” or “Processing” or “Processed” means, with respect to data, any operation or set of operations performed on data, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, deletion, erasure, destruction, or combination of such data.

“Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (b) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and internet number assignments, social network application names and application IDs, usernames, user IDs and identification numbers; (e) registered designs and applications for design registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Regulatory Action” means any Litigation with respect to the Company brought or instigated by any Governmental Entity in connection with any Environmental Costs, Hazardous Materials or any Environmental Law.

“Release” means the presence, seepage, pumping, pouring, emptying, dumping, migrating, spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material into or upon the indoor or outdoor environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Resolved Items” has the meaning set forth in Section 2.6(d).

“Restricted Party” has the meaning set forth in Section 7.11(a).

“Restricted Period” has the meaning set forth in Section 7.11(a).

“Review Period” has the meaning set forth in Section 2.6(b).

“Royalties” has the meaning set forth in Section 3.12(f).

“Sale” has the meaning set forth in Section 2.1.

“Security Rights” means, with respect to any Company Security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, Contract, understanding or arrangement of any kind relating to such security, whether issued or unissued, vested or unvested, or any other security convertible into or exchangeable for any such security.  “Security Rights” includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting, and includes rights conferred by any Law, the Company’s Organizational Documents or by Contract.

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1 (Organization), Section 4.2 (Authority), and Section 4.6 (Brokers’ and Finders’ Fees).

“Seller Group” shall mean Seller and its respective Affiliates (other than the Company).

“Seller Indemnified Party” has the meaning set forth in Section 9.3(a).

“Seller Marks” has the meaning set forth in Section 7.18.

“Seller Material Adverse Effect” means any fact, event, circumstance, development, change or effect that, individually or in the aggregate with all other facts, events, circumstances, developments, changes and effects, has materially impaired, hindered or delayed, or would reasonably be expected to materially impair, hinder or delay, individually or in the aggregate, the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Seller Released Party” has the meaning set forth in Section 11.12.

“Seller Releasors” has the meaning set forth in Section 11.12.

“Seller Review Notice” has the meaning set forth in Section 2.2(b)(ii).

“Sensitive Information” means any information about an identified or identifiable natural person relating to (i) their racial or ethnic origin, health, political opinions, membership of a political association, religious beliefs or affiliations, philosophical beliefs, membership of a professional or trade association, membership in a trade union, sexual orientation or practices, criminal record and biometric information and (ii) any other information, data or opinion considered to be sensitive under applicable Data Protection Requirements.

“Services” means all services provided by the Company to any third Person.

“Sexual Misconduct Allegation” has the meaning set forth in Section 3.26(q).

“Shares” has the meaning set forth in the Recitals.

“Shortfall Amount” has the meaning set forth in Section 2.6(e)(ii).

“Sterling Formation Date” means March 10, 2017.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 7.8(d).

“Survival Period” has the meaning set forth in Section 9.1.

“Target Working Capital” means an amount equal to negative two hundred and sixty nine thousand U.S. dollars ($-269,000).

“Tax Contest” has the meaning set forth in Section 7.8(i).

“Tax Contest Participation Rights” has the meaning set forth in Section 7.8(i).

“Tax Contest Settlement Rights” has the meaning set forth in Section 7.8(i).

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements, reports and other similar documents required to be filed with a Governmental Entity relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties, and additions to tax or additional amounts imposed by any Governmental Entity.

“Technical Report Summary” has the meaning set forth at 17 C.F.R. § 229.601(b)(96).

“Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs or Hazardous Materials or any violation of Environmental Law.

“Title Defects” has the meaning set forth in Section 3.12(d).

“Transaction Expenses” shall mean, to the extent not paid by Seller, the Company, or any of their respective Affiliates prior to the Closing: (a) the fees and expenses incurred or to be incurred at or prior to the Closing or payable by the Company or any of its Affiliates in connection with this Agreement and the consummation of the transactions contemplated hereby, including those that are payable to financial advisors, accountants, attorneys, managers, agents or other representatives, in each case, in connection therewith; and (b) any Change of Control Payments, including the employer portion of payroll Taxes associated therewith.

“Transaction Tax Deductions” means, to the extent deductible for U.S. federal income tax purposes on a “more likely than not” basis with respect to a Pre-Closing Tax Period, (i) any and all Change of Control Payments, (ii) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in connection with or resulting from the Closing, and (iii) the payment or accrual of all amounts included in Net Working Capital, Closing Funded Indebtedness, Transaction Expenses, and other fees, costs and expenses incurred by the Company in connection with or incident to this Agreement and the transactions contemplated hereby, including, to the extent deductible, any such legal, accounting and investment banking fees, costs and expenses, in each case, to the extent the relevant expense (or other item) is paid at or prior to Closing or included in the calculation of the Final Closing Cash Payment.  For purposes of this definition, the parties agree to treat any success-based fees in accordance with the safe harbor in Revenue Procedure 2011-29, in each case arising in connection with the transactions contemplated by this Agreement and as determined by Seller in good faith.

“Transfer Notice” has the meaning set forth in Section 2.2(b)(v).

“Transfer Taxes” has the meaning set forth in Section 7.8(a).

“Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated under the Code.

“Unpatented Mining Claims” has the meaning set forth in Section 3.12(c).

“Unresolved Items” has the meaning set forth in Section 2.6(d).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state, local or foreign law requiring notice to employees in the event of a plant closing or mass layoff.

“Water Rights” means the Company water rights set forth in Section 3.12(b) of the Disclosure Schedules.

“Willful Breach” means a Party’s knowing and intentional material breach of the terms of this Agreement, which breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

Section 1.2           Construction.  Unless the context of this Agreement otherwise clearly requires,: (a) references to the plural include the singular, and references to the singular include the plural; (b) references to one gender include the other gender; (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the terms “day” and “days” mean and refer to calendar day(s); and (f) the terms “year” and “years” mean and refer to calendar year(s).  If any payment is required to be made, or other action (including the giving of notice) is required to be taken, pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.  Unless otherwise set forth herein, references in this Agreement to: (r) any document, instrument or agreement (including this Agreement): (i) includes and incorporates all exhibits, schedules and other attachments thereto;  and (ii) means such document, instrument or agreement as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time; (s) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time and any rules or regulations promulgated thereunder; (t) the word “or” is disjunctive but not necessarily exclusive; (u) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (v) references to any Person include the successors and permitted assigns of that Person and the predecessors in interest of that Person; (w) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (x) the words “dollar,” “USD” or “$” shall mean U.S. dollars; (y) the phrase “to the extent” means the degree to which a subject or other thing extends, and shall not mean “if”; and (z) references herein to “default under”, “violation of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both”, whether or not so specified.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  All Article, Section and Schedule references herein are to Articles, Sections and Schedules of this Agreement or the Disclosure Schedules (as applicable), unless otherwise specified and all such Articles, Sections and Schedules of this Agreement or the Disclosure Schedules shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.  The Parties agree that changes from earlier drafts to the final version of this Agreement do not necessarily imply that the Party agreeing to such change is agreeing to a change in meaning (as the Party agreeing to such change may believe the change is stylistic and non-substantive); consequently, no presumption should exist by virtue of a change from a prior draft.

ARTICLE II
PURCHASE OF THE SHARES AND CLOSING

Section 2.1           Purchase and Sale of the Shares.  At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, the Shares free and clear of all Encumbrances other than Permitted Encumbrances, for and in consideration of the amounts set forth below in Section 2.2 (the “Sale”).

Section 2.2           Purchase Price.  The aggregate consideration for the Sale shall be:

(a)          An amount in cash equal to One Hundred Fifty Million United States Dollars (USD $150,000,000) (the “Base Consideration Amount”), as adjusted in accordance with this Agreement, including pursuant to Section 2.6; and

(b)          In addition to the Base Consideration Amount and subject to the conditions set forth in this Section 2.2(b), Buyer will pay to Seller an additional payment of Fifty Million United States Dollars (USD $50,000,000) (the “Deferred Cash Consideration”) within thirty (30) days after the date upon which Buyer (or an Affiliate of Buyer) first reports in a governmentally required filing or disclosure or in a report to Parent pursuant to this Section 2.2(b), that the total cumulative, in the aggregate, (i) Measured Mineral Resources, Indicated Mineral Resources and Inferred Mineral Resources (which shall be published or quoted, as applicable, inclusive of Mineral Reserves for gold ounces within the Deferred Consideration Properties) within the Deferred Consideration Properties (which, for the avoidance of doubt shall be no fewer than Eight Hundred Sixty-Five Thousand (865,000) ounces as of the Closing Date), and (ii) any in-situ gold ounces mined after Closing from the Deferred Consideration Properties (collectively, “Mineral Resources”) is equal to or greater than Three Million Five Hundred Thousand (3,500,000) gold ounces.  To the extent the Deferred Cash Consideration is not owed and payable as of such date, the obligation to pay the Deferred Cash Consideration shall terminate on April 1, 2053. The Deferred Cash Consideration, if any, shall be treated as an adjustment to the purchase price for Tax purposes.  In furtherance of calculating the Deferred Cash Consideration:

(i)          Buyer shall, and shall cause the Company to, keep records of all of their operations and activities with respect to the Deferred Consideration Properties and the calculation of the Deferred Cash Consideration in accordance with standard industry practice.

(ii)         Within ninety (90) days after the end of each financial year end of AngloGold Ashanti Limited (or the successor thereto), Buyer (or any successor owner of the Deferred Consideration Properties) shall deliver a report to Parent setting out the determination of the aggregate of Mineral Resources from the Deferred Consideration Properties (including, for greater certainty, any gold mined from the Deferred Consideration Properties after the Effective Date and inclusive of the aggregate Mineral Resources within the Deferred Consideration Properties as of the Effective Date as determined by Buyer in accordance with standard industry practice), along with such supporting documentation as is reasonably necessary to determine the basis for such determination (the “Annual Buyer Mineral Resource Statement”).

(iii)        Parent shall have sixty (60) days following delivery of an Annual Buyer Mineral Resource Statement, to review such statement.  During the review period, Buyer shall provide Parent with information of a kind and nature generally consistent with the contents of a Technical Report Summary as may be requested by Parent with respect to its review of the Annual Buyer Mineral Resource Statement.  On or before the expiration of the 60-day review period, Parent may deliver to Buyer a written statement identifying any purported errors or proposed corrections to the Annual Buyer Mineral Resource Statement (the “Seller Review Notice”).  Buyer will consider in good faith the materials presented in the Seller Review Notice in future reviews of Annual Buyer Mineral Resource Statements and in similar mineral reserve calculations; provided, that if the cumulative purported errors or proposed corrections set forth in the Seller Review Notice would require Buyer to pay the Deferred Cash Consideration if incorporated into the Annual Buyer Mineral Resource Statement for such year, Buyer and Parent agree that they shall promptly in good faith attempt to resolve the objections contained in such Seller Review Notice.  Should Parent and Buyer not be able to resolve such disputes within thirty (30) days, either Parent or Buyer may submit the Seller Review Notice for arbitration in accordance with Section 2.2(b)(vi).

(iv)        Buyer and its Affiliates shall be permitted to transfer all or any portion of the Company Properties (and its obligations hereunder) only if the applicable instrument of transfer provides for the transferee’s express agreement to assume, perform and be bound by the Buyer’s obligations pursuant to this Section 2.2(b) and such transferee is at least as creditworthy as Buyer as of the date hereof.

(v)         Seller may transfer its full, non-proportional, interest in the Deferred Cash Consideration, whether by Contract, merger, consolidation, reorganization, amalgamation, liquidation or otherwise by operation of law; provided, however, that Seller shall provide Buyer with 45 day prior written notice prior to any such transfer or the initiation of any formal process by the Seller or its Affiliates to transfer its interest in the Deferred Cash Consideration (the “Transfer Notice”).  During such 45 day period, Buyer, may, by written notice to Seller, irrevocably offer to purchase such full, non-proportional, interest in the Deferred Cash Consideration and such irrevocable offer shall be required to be available for acceptance for ten (10) days from the date such offer is delivered.  If Seller accepts the offer made by Buyer within ten (10) days of such offer being delivered to Seller, the closing of the transfer shall occur on the date that is three (3) Business Days following the acceptance of the offer.  If the Buyer does not offer to purchase the full, non-proportional, interest in the Deferred Cash Consideration, or the Seller does not elect to accept the offer of the Buyer, the Seller shall have the right to transfer its full, non-proportional, interest in the Deferred Cash Consideration at a price greater than the price offered by the Buyer, if any, provided that such sale or transfer is consummated within one hundred eighty (180) days from the date of the Transfer Notice, and any proposed transfer after such 180 day period may be made only again by complying with the procedures set forth in this Section 2.2(b)(v).

(vi)         With respect to any disputes regarding the obligations of any Person pursuant to the provisions of this Section 2.2(b), if the Parties are unable to negotiate a settlement of such dispute, the resolution of such dispute shall be determined exclusively by confidential, final and binding arbitration heard by a single arbitrator appointed by the American Arbitration Association.

Section 2.3           The Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Sale (the “Closing”) shall occur at 9:00 a.m. Eastern time on the second (2nd) Business Day after satisfaction (or, to the extent permitted by applicable Law, waiver) of all of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless, in each case, this Agreement has been theretofore terminated pursuant to its terms; and provided, however, that notwithstanding the foregoing, the Closing may occur on any other date agreed upon in writing by Buyer and Seller.  The date on which the Closing occurs pursuant to the foregoing sentence is referred to in this Agreement as the “Closing Date”.  The Closing shall take place by the electronic exchange of the documents to be delivered at the Closing, or at such other place as agreed to by Seller and Buyer.

Section 2.4           Closing Payments and Deliverables.

(a)          At the Closing:

(i)          Buyer shall pay, or cause to be paid, to Seller the Estimated Closing Cash Payment by wire transfer of immediately available funds to the bank account designated in writing to Buyer by Seller at least two (2) Business Days prior to the Closing; and

(ii)         Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds to the accounts set forth in the Estimated Closing Statement, the amount payable to each Person who is owed a portion of the Transaction Expenses identified in the Estimated Closing Statement.

(iii)        Seller shall deliver, or cause to be delivered, to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by a stock power or other applicable instrument of transfer;

(iv)         The Company shall deliver or cause to be delivered, to Buyer written resignations, effective as of the Closing, of each director and officer of the Company who is not an employee of the Company;

(v)          The Company shall deliver, or cause to be delivered, to Buyer an updated version of the Disclosure Schedules, prepared as though this Agreement has been dated as of the Closing Date, a good faith draft of which will have been submitted to Buyer no later than five (5) Business Days prior to the Closing Date;

(vi)        Seller and the Company shall deliver, or cause to be delivered, to Buyer any other instruments of transfer set forth on Section 2.4(a)(vi) of the Disclosure Schedules, duly executed by Seller and the Company (as applicable);

(vii)       Seller shall deliver, or cause to be delivered, to Buyer a duly executed IRS Form W-9 of Seller; and

(viii)      Seller shall deliver, or cause to be delivered, to Buyer a duly executed Deed of Trust Release in escrow, with authorization to release the signatures thereupon upon the occurrence of the Closing, as well as any additional instruments required by Buyer to assure a full and complete release of the Deed of Trust and to assure the Company Properties subject to the Deed of Trust are wholly clear of the liens, security interests, conveyances, rights, and assignments which are evidenced by the Deed of Trust.

(b)          All items delivered by the Parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

Section 2.5           Payments at the Closing for the Transaction Expenses.  Buyer shall cause the Company to pay the Company Taxes Payable that were taken into account in determining the Estimated Closing Cash Payment and identified on the Closing Statement, as and when due.  The unpaid Transaction Expenses that were taken into account in determining the Estimated Closing Cash Payment and identified on the Estimated Closing Statement shall be delivered by Buyer (on behalf of the applicable obligor thereof) at the Closing to the Persons to whom such Transaction Expenses are payable to such accounts as designated by Seller and identified in the Estimated Closing Statement, except that Buyer shall cause the Company to pay the Change of Control Payments included in such unpaid Transaction Expenses through its next regular payroll cycle in accordance with the Company’s payroll processes and procedures, to the extent applicable.

Section 2.6           Purchase Price Adjustment.

(a)          Estimated Closing Cash Payment.  At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimates, as of the Adjustment Time and without giving effect to the transactions contemplated by the Agreement (other than Transaction Expenses) of: (i) Cash and Cash Equivalents; (ii) Company Indebtedness; (iii) Net Working Capital; (iv) the amount of unpaid Transaction Expenses as of the Closing (allocated among each payee of such Transaction Expenses); (v) the amount of Company Taxes Payable; and (vi) based on the foregoing, and taking into account the Base Consideration Amount, Seller’s resulting estimated calculation of the Closing Cash Payment (the “Estimated Closing Cash Payment”).  The Estimated Closing Statement shall be prepared in accordance with the applicable terms and definitions of this Agreement and in accordance with the Accounting Principles, and shall be accompanied by supporting calculations and the documentation for such calculations and components contained therein.  After delivery of the Estimated Closing Statement, Buyer and its representatives shall be permitted to make inquiries of Seller and Seller shall provide Buyer and its representatives with all records and supporting documentation reasonably requested and shall consider in good faith any revisions proposed by Buyer to the calculations set forth in the Estimated Closing Statement, and to the extent that Seller agrees with any such revisions, the Estimated Closing Statement shall be modified to reflect such revisions prior to Closing.

(b)          Within thirty (30) Business Days following the Closing Date, Buyer shall prepare or cause to be prepared, and shall deliver to Seller a written statement (the “Closing Statement”) setting forth Buyer’s good faith calculations of (i) Cash and Cash Equivalents; (ii) Company Indebtedness; (iii) Net Working Capital; (iv) the amount of unpaid Transaction Expenses as of the Closing; (v) the amount of Company Taxes Payable; and (vi) based on the foregoing, Buyer’s resulting calculation of the Closing Cash Payment.  The Closing Statement shall be prepared in accordance with the applicable terms and definitions of this Agreement and in accordance with the Accounting Principles, and shall be accompanied by supporting calculations and the documentation for such calculations and components contained therein.  The Closing Statement may not (A) introduce of methods, practices, principles, policies, procedures, classifications, judgments, valuation or estimation methodologies (including with respect to the calculation of reserves and accruals) different than the Accounting Principles or (B) permit the introduction of new or removal of existing balance sheet accounts or line items from those set forth in Exhibit A.  Notwithstanding anything in this Agreement to the contrary, if Buyer fails to timely and validly deliver the Closing Statement in accordance with the foregoing, then, at the election of Seller in its sole discretion, either: (x) Seller may prepare and present the Closing Statement within an additional thirty (30) Business Days thereafter or (y) the Final Closing Cash Payment shall be deemed to equal the Estimated Closing Cash Payment.  If Seller elects to prepare the Closing Statement in accordance with the immediately preceding sentence, then, thereafter, all subsequent references in this Section 2.6(b) to Buyer, on the one hand, and Seller, on the other hand, will with respect to the procedures (including any applicable time periods) related to the delivery of the Closing Statement and an Objection Notice (if any), be deemed to be references to Seller, on the one hand, and Buyer, on the other hand, respectively.  For the avoidance of doubt, the calculations and the purchase price adjustment to be made pursuant to this Section 2.6(b) are not intended to be used to adjust for errors or omissions that may be found with respect to the Company Financial Statements.  Seller shall have thirty (30) Business Days following delivery of the Closing Statement (the “Review Period”) to review the Closing Statement.  During the Review Period, Buyer shall provide Seller with (x) information as may be reasonably requested by Seller with respect to its review of the Closing Statement, including access to all accountant work papers relevant thereto (subject to execution of any access letters or similar procedures required by the accountants in connection therewith) and Buyer’s and the Company’s books and records; and (y) reasonable access to working papers and other information supporting such calculations, together with reasonable access to any personnel of Buyer and the Company familiar with such matters.  On or before the expiration of the Review Period, Seller shall deliver to Buyer a written statement accepting or objecting to the Closing Statement.  In the event that Seller shall timely object to the Closing Statement, such written statement (an “Objection Notice”) shall set forth in reasonable detail the disputed item(s) and Seller’s proposed calculation of the disputed item(s) and the resulting calculation of the Closing Cash Payment based on the Closing Statement (as adjusted for any items specifically disputed by Seller in the Objection Notice).  Seller may object to any component of the Closing Statement and/or any of the calculations set forth therein and/or any component of any of the numbers set forth in the Closing Statement or any other matters set forth therein.  Any item included in the Closing Statement that is not so disputed by Seller in the Objection Notice shall be final, binding and conclusive for all purposes hereof.  If Seller does not deliver an Objection Notice to Buyer within the Review Period, Seller shall be deemed to have accepted the Closing Statement and all of the determinations and calculations contained therein, and the same shall become binding and conclusive on the Parties and not subject to further appeal and the Closing Cash Payment set forth in the Closing Statement shall be deemed to be the Final Closing Cash Payment.

(c)          The amount of the Closing Cash Payment set forth on the Closing Statement, in either case as accepted under Section 2.6(b) or as determined in accordance with Section 2.6(d) (if applicable), shall constitute the “Final Closing Cash Payment” for purposes of this Agreement.

(d)          In the event that Seller shall have delivered an Objection Notice within the Review Period, Buyer and Seller shall promptly in good faith attempt to resolve the objections contained therein (and all such discussions related thereto, including discussions prior to the delivery of the Objection Notice shall, unless otherwise agreed by Seller and Buyer, be governed by Rule 408 of the Federal Rules of Evidence (and any similar applicable state rule)).  All such objections that are resolved in a signed writing between Seller and Buyer shall be final, binding and conclusive on the Parties and not subject to further appeal (the “Resolved Items”).  Any such objections which cannot be resolved between Buyer and Seller within thirty (30) days following Buyer’s receipt of the Objection Notice (such specific remaining objections, collectively, the “Unresolved Items”) shall be resolved in accordance with this Section 2.6(d).  Should Seller and Buyer not be able to resolve such Unresolved Items within the thirty (30) day period described above, either Seller or Buyer may submit only the Unresolved Items to the Accounting Referee for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement.  Each of Buyer and Seller agrees to execute, if required, a customary engagement letter with the Accounting Referee.  Such Accounting Referee shall review only the Unresolved Items and shall deliver a written statement within thirty (30) days of the submission of the Unresolved Items to such Accounting Referee (all Unresolved Items must be submitted at the same time), setting forth its own calculation of: (i) each of the Unresolved Items; and (ii) the Closing Cash Payment based upon: (A) the information contained in the Closing Statement (other than the Resolved Items and Unresolved Items); (B) the Resolved Items; (C) its calculations of the Unresolved Items; and (D) taking into the account the Base Consideration Amount.  The calculation for each Unresolved Item shall not be greater than the highest value, or less than the lowest value, given such Unresolved Item in the Closing Statement or the Objection Notice, as applicable, and shall be made in accordance with the applicable terms and definitions in this Agreement, including the Accounting Principles, as applicable, and the Accounting Referee is not permitted to make any other determination.  The calculation for each Unresolved Item shall be based solely on the materials submitted to the Accounting Referee by Buyer or Seller (which information and documents shall be concurrently delivered by each to the other), and not by independent review.  All communications with the Accounting Referee must include at least one representative of each of Buyer and Seller, and no Party shall be permitted to communicate with the Accounting Referee other than as expressly set forth herein.  The Accounting Referee’s calculations of the Unresolved Items and the Closing Cash Payment, absent manifest error, shall be binding and conclusive on the Parties and not subject to further appeal.  Each Party shall bear its own costs and expenses in connection with the resolution of such Unresolved Items by the Accounting Referee.  The fees and expenses of the Accounting Referee shall be allocated between Buyer and Seller in such proportion as is appropriate to reflect the relative benefits received by Seller, on the one hand, and Buyer, on the other hand, from the resolution of the Unresolved Items, and the allocation of such costs and expenses shall be determined by the Accounting Referee in accordance with the following.  For example, if Seller challenges the calculation of the Closing Cash Payment by submitting Unresolved Items to the Accounting Referee in the aggregate amount of One Hundred Thousand United States Dollars (USD $100,000), but the Accounting Referee determines that Seller has a valid claim for only Sixty Thousand United States Dollars (USD $60,000), then Buyer shall bear sixty (60%) percent of the fees and expenses of the Accounting Referee and Seller shall bear the other forty (40%) percent of such fees and expenses.  The Parties agree that, except as specifically set forth herein, the procedure set forth in this Section 2.6(d) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes.  The Accounting Referee’s determination may be enforced in any court of competent jurisdiction.

(e)          Post-Closing Adjustments.

(i)          In the event that the Final Closing Cash Payment is less than the Estimated Closing Cash Payment (such shortfall, the “Shortfall Amount”), then within five (5) Business Days after the date on which the Final Closing Cash Payment is finally determined, Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer an amount equal to the Shortfall Amount.

(ii)         In the event that the Final Closing Cash Payment exceeds the Estimated Closing Cash Payment (such excess, the “Excess Amount”), then within five (5) Business Days after the date on which the Final Closing Cash Payment is finally determined, Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller an amount equal to the Excess Amount.

Section 2.7           Withholding.  Notwithstanding anything to the contrary contained herein, Buyer, the Company, Seller, or other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable under this Agreement such amounts as the applicable withholding agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state, local, foreign or other Tax Laws and shall instead pay such withheld amount to the applicable Governmental Entity; provided, that the deducting and withholding Party shall notify the applicable recipient in writing, no later than ten (10) days prior to deducting and withholding any amounts from any consideration payable to any Person pursuant to this Agreement and the Parties shall reasonably cooperate with each other in seeking to reduce or eliminate any such deducting or withholding.  To the extent that amounts are so withheld by an applicable withholding agent and paid to the applicable Governmental Entity, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8           Further Assurances.  On and after the Closing Date, Buyer, the Company and Seller shall take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by another Party to carry out any of the provisions of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the correspondingly numbered section, subsection or clause of the Disclosure Schedules, the Company hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the Effective Date and as of the Closing Date (except to the extent such representations and warranties in this Article III expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date).

Section 3.1           Organization and Qualification of the Company.  The Company is a corporation duly incorporated, organized, validly existing and in good standing under the Laws of the State of Nevada.  The Company has all requisite corporate power and authority to own, lease, license and operate its assets and properties and to carry on its business as currently conducted, except where the failure to have such power or authority has not, and would not be reasonably expected to, adversely affect the business of the Company in any material respect.  The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 3.1 of the Disclosure Schedules, which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except for such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not and would not be reasonably expected to adversely affect the business of the Company in any material respect.  The Company has made available to Buyer an accurate and complete copy of the Company’s Organizational Documents, each as amended as of the Effective Date and in full force and effect on the Effective Date.  No notice or allegation that any of the Organizational Documents is incorrect or should be rectified, has been received, and the Company has not violated its Organizational Documents in any material respect.  All returns, particulars, resolutions and other documents which the Company is required by Law to file with or deliver to any Governmental Entity in any jurisdiction have been correctly made up and filed or, as the case may be, delivered, except where the failure to do so has not, and would not be reasonably expected to, adversely affect the business of the Company in any material respect.  Except as set forth on Section 3.1 of the Disclosure Schedules, neither the Company nor its predecessors have conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

Section 3.2           Authority.

(a)          The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Sale.  The Company has taken all necessary action needed for the authorization, execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Sale.  The approval of this Agreement and the Sale by Seller constitutes all of the votes, consents and approvals required for the authorization, execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Sale.

(b)          This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto (other than the Company), this Agreement constitutes the valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought (the “Enforceability Exceptions”).

Section 3.3           No Conflict.  Other than as set forth on Section 3.3 of the Disclosure Schedules, the execution, delivery and performance by the Company, and the consummation of the Sale, do not and will not conflict with or result in any material violation or breach of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any material Encumbrance (except as contemplated by this Agreement or with respect to Permitted Encumbrances) upon any of the Company’s properties or assets (tangible or intangible), or cause the Company to become subject to, or liable for, the payment of any Tax under: (a) any provision of the Organizational Documents of the Company; (b) any Disclosable Contract; (c) any Company Authorization; or (d) any Law applicable to the Company or any of its properties or assets (whether tangible or intangible), except in the case of each of the immediately preceding clauses (b) – (d), as would not reasonably be expected to adversely affect the business of the Company in any material respect.  Except as set forth on Section 3.3 of the Disclosure Schedules, neither Seller nor the Company is a party to or bound by any Contract that grants any Person any right of first refusal, right of first offer, notice or other similar right in connection with a change in control of the Company (including the Sale).

Section 3.4           Consents.  No consent, waiver, approval, clearance, waiting period expiration or termination, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, clearances, waiting period expiration or termination, notices and filings as may be required under any applicable antitrust or competition Laws (collectively, “Antitrust Laws”), except for those the failure of which to obtain or make would not reasonably be expected to adversely affect the business of the Company in any material respect and those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Sale.  Section 3.4 of the Disclosure Schedules sets forth all notices to and all consents, waivers and approvals of, parties to any Disclosable Contract in connection with: (i) the Sale; and/or (ii) for any such Disclosable Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such material Contract had the Sale not occurred) after the Closing so as to preserve all rights of, and benefits to, the Company under such material Contract from and after the Closing.

Section 3.5           Subsidiaries.

(a)          The Company does not own, has not agreed to own, and has not otherwise owned during the past 3 years, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been or agreed to be, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement.

(b)          Section 3.5(b) of the Disclosure Schedules sets forth each acquisition made by the Company in any manner (including acquisition through merger, consolidation with, or purchase of assets or equity securities) of any business or any Person or division thereof (the “Prior Acquisitions”).  The Company does not have any ongoing payment, indemnification, escrow, purchase price adjustment or other rights or obligations with respect to such Prior Acquisitions.

Section 3.6           Company Capital Structure.

(a)          The authorized capital stock of the Company consists of 9,900,000 shares of Company Common Stock, of which of which 1,000 shares are issued and outstanding as of the Effective Date and 100,000 shares of Company Preferred Stock, of which of which 97,780 shares are issued and outstanding as of the Effective Date.  The Company does not have any other shares of capital stock or any other equity or ownership interests of any kind authorized, designated, issued or outstanding.  The Company Common Stock and Company Preferred Stock, including all shares subject to the Company’s right of repurchase, is held of record and beneficially by Seller.  All outstanding shares of Company Common Stock and Company Preferred Stock: (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party; and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with the terms of any applicable Contract to which the Company is a party, the Organizational Documents of the Company and all applicable Laws.  Except as provided on Section 3.6(a) of the Disclosure Schedules, there are no restrictions of any kind on the transfer of the outstanding shares of Company Common Stock except those imposed by applicable foreign, federal and state securities Laws.  No shares of Company Common Stock are subject to vesting, reverse vesting, forfeiture or a right of repurchase.  No dividends or other distributions with respect to any shares of Company Common Stock have ever been made or declared, and none have accrued.

(b)          The Company has not ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity compensation to any Person.

(c)          There are no outstanding Security Rights for or related to any Company Security, whether or not currently exercisable, and the Company has not and is not bound by any: (i) promise or commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Security; or (ii) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any Company Security.  Without limiting the generality of the foregoing, there are no other outstanding or authorized stock options, stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to the Company.

(d)          There are no: (i) voting trusts, proxies or other Contracts or understandings with respect to any Company Securities to which the Company is a party, by which the Company is bound, or which exist to the Company’s Knowledge; or (ii) Contracts or understandings to which the Company is a party, by which the Company is bound, or which exist to the Company’s Knowledge relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Securities.

Section 3.7           Company Financial Statements and Internal Controls.

(a)          As a wholly-owned subsidiary of a public company, the Company is not required to have audited financial statements.  Section 3.7(a) of the Disclosure Schedules sets forth: (i) the unaudited financial statements (including balance sheet and income statement) of the Company for the fiscal years ended December 31, 2021, December 31, 2020, and December 31, 2019; and (ii) the unaudited financial statements, including the income statement and the balance sheet of the Company as of June 30, 2022 and (iii) the unaudited balance sheet of the Company as of July 31, 2022 (the “Company Balance Sheet”, with July 31, 2022 being the “Balance Sheet Date”) (the financial statements referred to in items (i) and (ii), collectively, the “Company Financial Statements”), together with all notes and supporting information to the Company Financial Statements, including, for each of the dates of, or relevant periods of, the Company Financial Statements: (1) details (including a breakdown thereof) for what is included under the balance sheet for non-current assets – property, plant and equipment; (2) details (including a breakdown thereof) for what is included under the balance sheet for non-current assets – mineral interests and mine development; (3) details (including a breakdown thereof and a schedule supporting the calculation) for what is included under the balance sheet for non-current liabilities – reclamation; (4) details (including a full analysis of this balance including details of the gross amount and the valuation allowance provided against the gross amount and a breakdown of deferred tax assets and deferred tax liabilities) for what is included under the balance sheet for non-current liabilities – deferred tax liabilities; (5) details (including a breakdown thereof including what will happen to these amounts under the transactions contemplated by this Agreement) for what is included under the balance sheet for intercompany balances; (6) details (including a breakdown thereof and a schedule supporting the calculation) for what is included under the income statement for interest expense, net of capitalized interest non-current liabilities; (7) details (including a schedule supporting the calculation) for the determination of any taxes payable; and (8) detailed trial balances (including any supporting schedules and calculations) as at each of December 31, 2019, December 31, 2020, December 31, 2021, June 30, 2022, and July 31, 2022.

(b)          Except as set forth on Section 3.7 of the Disclosure Schedules or as may be indicated in the notes thereto, the Company Financial Statements have been prepared from the books and records of the Company in accordance with generally accepted accounting principles effective in the United States (“GAAP”) throughout the periods indicated, except, in the case of the unaudited financial statements as set out under Section 3.7(a)(ii) and Section 3.7(a)(iii), period-end adjustments (none of which adjustments would be material to the Company, whether individually or in the aggregate with all such other adjustments). The Company Financial Statements: (1) fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated therein; (2) contain and reflect all necessary adjustments, accruals, provisions and allowances required under GAAP; and (3) contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes with respect to periods then ended and all prior periods, to the extent required under GAAP.

(c)          The Company has in place systems and processes that are customary and adequate for a company of a similar nature as the Company and that are designed to: (i) provide reasonable assurances regarding the reliability of the Company Financial Statements; and (ii) in a timely manner accumulate and communicate to the president of the Company the type of information that is required to be disclosed in the Company Financial Statements.  Between January 1, 2019 and the date hereof, neither the Company nor, to the Company’s Knowledge, any Employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, to the Company, regarding the inadequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements.  To the Company’s Knowledge, there have been no instances of Fraud by the Company, whether or not material, that occurred during any period covered by the Company Financial Statements.

Section 3.8           Liabilities.

(a)          Except for liabilities: (i) recorded or reserved against on the Company Balance Sheet; (ii) incurred in the ordinary course of business since the Balance Sheet Date; (iii) liabilities disclosed in the Disclosure Schedules; and (iv) liabilities incurred in connection with the Sale, the Company does not have any outstanding liabilities (including contingent liabilities) required to be reflected on a balance sheet prepared in accordance with GAAP (as applied by the Company in the preparation of the Company Balance Sheet and the Company Financial Statements). Except as set forth on Section 3.8(a) of the Disclosure Schedules, the Company does not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(b)          Section 3.8(b) of the Disclosure Schedules lists: (i) each item of Indebtedness of the Company and sets forth each Contract in effect with respect thereto, the holder thereof and the principal amount outstanding pursuant thereto; (ii) each Encumbrance as (other than any Permitted Encumbrance) to which the Company or any of its respective properties, assets or undertakings is subject or bound and each Contract with respect thereto; and (ii) all obligations of the Company as lessee required to be capitalized in accordance with GAAP.

(c)          The Company has not, at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; or (iv) admitted in writing its inability to pay its debts as they become due or (v) been convicted of, or pleaded guilty or no contest to, any felony.  The Company is not insolvent and has not stopped paying its debts as they fall due.  To the Company’s Knowledge, none of its current Employees have been convicted of, or pleaded guilty or no contest to, any felony.  No step has been taken in any applicable jurisdiction to initiate any process by or under which: (i) the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; (ii) some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; (iii) a Person is appointed to manage the affairs, business and assets of the Company on behalf of the Company’s creditors; or (iv) the holder of a charge or Encumbrance over all or any of the Company’s assets is appointed to control the business and/or all or any assets of the Company.  No process has been initiated which could lead to the Company being dissolved and such entity’s assets being distributed among the relevant creditors, shareholders or other contributors.  No distress, execution or other process has been levied on an asset of the Company.

Section 3.9           Absence of Certain Changes.  Except as set forth on Section 3.9 of the Disclosure Schedules or as specifically contemplated by this Agreement, since the Balance Sheet Date through and including the Effective Date there has not been occurred or arisen any Company Material Adverse Effect, and the Company has used commercially reasonable efforts to conduct its business in the ordinary course of business, and there has been no action by the Company which, if such action had been taken by the Company between the date of this Agreement and the Closing Date, would have required the consent of Buyer under Section 6.1.

Section 3.10         Bank Accounts.  Section 3.10(a) of the Disclosure Schedules contains a description of each account maintained by or for the benefit of the Company at any bank or other financial institution, including the authorized signatories of each account.

Section 3.11         Restrictions on Business Activities.  There is no Contract or Order, to which the Company is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit: (a) any current business practice of the Company; or (b) the freedom of the Company to compete or do business with any Person, in each case, whether arising as a result of a change in control of the Company or otherwise.

Section 3.12         Company Properties.

(a)          Section 3.12(a) of the Disclosure Schedules sets forth all of the Company Properties and the fee properties, leases, subleases and other Contracts pursuant to which the Company derives its rights thereto.  The Company has good and defensible record title to the Company Properties, free and clear of all liens, Encumbrances and other burdens on production, except for Permitted Encumbrances.

(b)          The water rights set forth on Section 3.12(b)of the Disclosure Schedules (the “Water Rights”) represents all of the water rights held by the Company.  The Company has good and defensible record title to all of the Water Rights.

(c)          Subject to the paramount title of the United States, the Company owns good and defensible record title to the unpatented mining claims listed as owned by it on Section 3.12(c) of the Disclosure Schedules (the “Unpatented Mining Claims”).  Except as provided on Section 3.12(c) of the Disclosure Schedules and subject to the paramount title of the United States and the rights of third parties to use the surface of the Unpatented Mining Claims pursuant to applicable Law, the Company owns the Unpatented Mining Claims listed on Section 3.12(c) of the Disclosure Schedules free and clear of any Encumbrances, other than Permitted Encumbrances.

(d)          Section 3.12(d) of the Disclosure Schedules sets forth the title defects that must be cured prior to Closing (the “Title Defects”), as set forth in Section 8.2(f).

(e)         Except as set forth on Section 3.12(e) of the Disclosure Schedules, neither the Company nor any of its Affiliates own, hold, control, lease, use or occupy any other real property or material asset other than the Company Properties.

(f)          Section 3.12(f) of the Disclosure Schedules sets forth all the rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations payable in relation to any of the Company Properties (collectively, the “Royalties”), and there are no other Royalties in effect or contingent that will come into effect or increase in the future.  All Royalties due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of the Company have been (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date hereof.

Section 3.13         Assets; Absence of Encumbrances.

(a)          Section 3.13(a) of the Disclosure Schedules sets forth as of the Effective Date all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Company with an individual book value of greater than Fifty Thousand Dollars (USD $50,000).

(b)          The Company has good and valid title to, or, in the case of leased assets, valid leasehold interests in, all of the assets listed in Section 3.13(a) of the Disclosure Schedules, free and clear of any Encumbrances, except as reflected in the Company Balance Sheet and except for Permitted Encumbrances.

(c)          All facilities, machinery, equipment, fixtures, vehicles and other personal properties and assets owned, leased or used by the Company are in good operating condition, subject to normal wear and tear and reasonably fit and usable for the purposes for which they are being used and not in need of replacement.

Section 3.14         Intellectual Property.

(a)          Section 3.14(a) of the Disclosure Schedules lists and separately identifies:  all Company Registered Intellectual Property and unregistered common law trademarks, including any abandoned or expired patent or trademark applications or registrations of the Company filed anywhere in the world, setting forth, for each item of Company Registered Intellectual Property, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number and date of application, registration or issuance, as applicable, and including the following information: (i) for each Company Patent, all upcoming due dates and filing deadlines up to and including the date that is nine (9) months after the Effective Date; (ii) for each registered trademark, trade name or service mark, the class of goods and services covered and all upcoming due dates and filing deadlines up to and including the date that is nine (9) months after the Effective Date; and (iii) for each URL, domain name, or social media account the owner/registrant name and any renewal date and the name of the relevant registry.

(b)          The Company has complied with all requirements of all United States and foreign Intellectual Property offices and all other applicable Governmental Entities to maintain the Company Registered Intellectual Property in full force and effect, including payment of all required fees when due to such offices or entities.  Other than prior art references cited in the applicable patent office file history of any Company Patent, to the Company’s Knowledge there are no prior art references or prior public uses, sales, offers for sale or disclosures that could invalidate the Company Patents or any claim thereof, or of any conduct the result of which could render the Company Patents or any claim thereof invalid or unenforceable.

(c)          The original, first and joint inventors of the subject matter claimed in the patents and patent applications included in the Company Registered Intellectual Property (if any) (the “Company Patents”) are properly named in the Company Patents, and the applicable statutes governing marking of products covered by the inventions in the Company Patents have been fully complied with.  No requests for non-publication have been filed for any of the Company Patents.

(d)          Each item of Company Intellectual Property is either: (i) owned solely by the Company, free and clear of any Encumbrances; or (ii) rightfully used and authorized for use by the Company and its permitted successors pursuant to a valid and enforceable written license or other valid right.  The Company has all rights in the Company Intellectual Property necessary to carry out the Company’s current activities and currently planned activities with respect to the Company Intellectual Property, including in each case rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, sublicense, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use (to the extent applicable).  Except as set forth in Section 3.14(d) of the Disclosure Schedules, the Company does not host, offer as a service, use in a service bureau or otherwise make available in any similar manner any Company Intellectual Property, or permit any third party to host, offer as a service, use in a service bureau or otherwise make available in any similar manner any Company Intellectual Property.  Title to all Company Intellectual Property owned or purported to be owned by the Company (if any), whether beneficially or otherwise, is held by and in the name of the Company.

(e)          The Company is in compliance with and has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other Contract to which the Company is a party or is otherwise bound relating to any of the Company Intellectual Property, nor to the Company’s Knowledge has there been or is there any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both).  Each such Contract (if any) is in full force and effect, and to the Company’s Knowledge, no third party obligated to the Company pursuant to any such Contract is in default thereunder.  Immediately following the Closing, the Company will be permitted to exercise all of the Company’s rights under such Contracts (if any) to the same extent the Company would have been able to had the Sale not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise have been required to pay had the Sale not occurred.  No such Contract grants or could compel the Company to grant or offer to any third party any license or right in or to any Intellectual Property other than Company Intellectual Property.  The Company is not obligated to provide any consideration (whether financial or otherwise) to any third Person, nor is any third Person otherwise entitled to any consideration, with respect to any exercise of rights by the Company with respect to the Company Intellectual Property.

(f)          Except as would not be material to the Company, neither the Company Intellectual Property nor the conduct of the business of the Company as previously conducted, as currently conducted and as currently planned to be conducted, have infringed, or do or will infringe any other Person’s copyrights, trade secret rights, right of privacy/publicity, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other Intellectual Property right, or give rise to any claim of unfair competition under any applicable Law.  No claims: (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property owned or purported to be owned by the Company; or (ii) to the effect that any Company Intellectual Property or the conduct of the business of the Company has infringed or does or will infringe or constitute a misappropriation of any Intellectual Property or other proprietary or personal right of any Person have been asserted or, to the Company’s Knowledge, threatened by any Person against the Company or its licensees, nor does there exist any valid basis for such a claim.  There is no Litigation, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property, other than review of pending patent and trademark applications (if any), and to the Company’s Knowledge no such Litigation is threatened or contemplated by any Governmental Entity or any other Person.  All Company Registered Intellectual Property (if any) is valid and subsisting.  To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation by any third party or Employee of any Company Intellectual Property owned by the Company.

(g)          The Company has obtained from all parties (including Employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any material Company Intellectual Property owned by the Company (if any) valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company.  No Employee, consultant or former consultant of the Company has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company.  All amounts payable by the Company to consultants and former consultants involved in the development of any Company Intellectual Property owned or purported to be owned by the Company have been paid in full, other than amounts currently due in the ordinary course of business and consistent with prior practice, that are not delinquent.

(h)          The Sale will not alter, impair or otherwise affect any right or interest of the Company in any Company Intellectual Property in any material respect.

(i)          The Company has taken commercially reasonable measures to protect its ownership of, and rights in, all Company Intellectual Property owned by the Company in accordance with industry best practices.  Without limiting the foregoing, the Company has not made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential available to any other Person except pursuant to written Contracts requiring such Person to maintain the confidentiality of such information.

(j)          The Company has not granted any license to any other Person with respect to any Company Intellectual Property owned by the Company.

(k)          The Company has not transferred ownership of or granted any exclusive rights of any kind (including the right to acquire any such exclusive rights on a contingent basis) in or to any Company Intellectual Property owned or purported to be owned by the Company to any other Person.

(l)           No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned or purported to be owned by the Company, including any portion of any Company Intellectual Property.  The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company to grant or offer to any third Person any license or right to such Company Intellectual Property.  To the Company’s Knowledge, no current or former Employee, consultant or independent contractor of the Company who was involved in, or contributed to, the creation or development of any Company Intellectual Property owned or purported to be owned by the Company has performed services for any Governmental Entity, for a university, college or other educational institution or research center immediately prior to or during a period of time during which such Employee, consultant or independent contractor was also performing services for the Company.  The Company has not provided Company Intellectual Property to any Governmental Entity, under Contract or otherwise, in any manner that gives such Governmental Entity any rights in or to Company Intellectual Property.

(m)         There is no governmental prohibition or restriction on the use of any Company Intellectual Property owned or purported to be owned by the Company in any jurisdiction in which the Company currently conducts or has conducted business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction.

(n)          The Company is not party to or otherwise bound by any Contract pursuant to which the Company is obligated to provide maintenance, support or similar services.

Section 3.15         Services; Support.

(a)          There is no claim pending or, to the Company’s Knowledge, threatened against the Company relating to any Services or to any Contract relating to Services and, to the Company’s Knowledge, there is no reasonable basis for the assertion of any such claim.  The Company is not party to and is not bound by any “loss contract” or other Contract (a “Loss Contract”) where the expected cost to complete the Contract exceeds either: (i) the fees and payments to be received pursuant to such Contract; or (ii) the Company’s budgeted expense with respect thereto, and there is no reasonable basis to conclude that any Contract will become a Loss Contract.

Section 3.16         Company Contracts.

(a)          Section 3.16(a) of the Disclosure Schedules sets forth each of the following Contracts to which the Company is a party or by which it or its properties or assets are bound.

(i)          any collective bargaining agreement;

(ii)          any Employment Agreement;

(iii)        any fidelity or surety bond or completion bond;

(iv)         any lease of personal property listed in Section 3.13(a) of the Disclosure Schedules;

(v)          any Contract evidencing Indebtedness or an Encumbrance (other than a Permitted Encumbrance);

(vi)         any Contract containing any covenant limiting the freedom of the Company or any of its present or future Affiliates to: (A) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service; or (B) solicit for employment, hire or employ any Person;

(vii)       any Contract relating to capital expenditures and involving future payments in excess of Sixty Thousand Dollars (USD $60,000) in any individual case or One Hundred and Twenty Thousand Dollars (USD $120,000) in the aggregate;

(viii)      any Contract relating to any acquisition or disposition made by the Company in any manner (including acquisition or disposition through merger, consolidation with, or purchase or sale of assets or equity securities) of any business or any Person or division or under which any contingent payments, indemnification obligations or similar liabilities or other material monetary rights or obligations remain outstanding;

(ix)         any Contract relating to any acquisition or disposition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(x)          any Contract relating to the borrowing of money or the extension of credit or any Indebtedness or Encumbrance or capital lease;

(xi)         any unpaid or unperformed purchase order or Contract (including for services) involving in excess of Fifty Thousand United States Dollars (USD $50,000) in any individual case or Seventy-Five Thousand United States Dollars (USD $75,000) in the aggregate with any single counter-party;

(xii)       any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or similar Contract involving the sharing of profits, losses, costs or liabilities with any other Person;

(xiii)      any Contract pursuant to which the Company has advanced or loaned any amount to any current or former stockholder of the Company, any Employee or any consultant or contractor of the Company, other than business expense advances in the ordinary course of business consistent with prior practice;

(xiv)          (i) any Government Contract; and (ii) any bid, offer, proposal, term sheet or other instrument that, if accepted or awarded, could reasonably be expected to lead to a Government Contract, in each case that is currently in effect or is outstanding or within the past five (5) years has been in effect or outstanding;

(xv)        any currently outstanding bid, offer, proposal, term sheet or similar document that has been submitted by the Company that, if accepted by the receiving party, would obligate the Company thereunder;

(xvi)       any Contract pursuant to which the Company has agreed to provide “most favored nation” status or other similar terms and conditions to any Person;

(xvii)     any Contract (including any license agreement) entered into in relation to the settlement or other disposition of any claim by or against the Company with respect to alleged infringement or misappropriation of Intellectual Property rights; or

(xviii)    any other Contract that involves outstanding or future payment obligations of Seventy-Five Thousand Dollars (USD $75,000) or more and is not cancelable by the Company without penalty within sixty (60) days.

(b)          Each Contract set forth or required to be set forth on Section 3.12(a) of the Disclosure Schedules, Section 3.12(f) of the Disclosure Schedules, Section 3.14(a) of the Disclosure Schedules, Section 3.16(a) of the Disclosure Schedules (each a “Disclosable Contract”) is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to the Enforceability Exceptions.  The Company is in compliance in all material respects with and has not breached, violated or defaulted under, or received written notice during the past three (3) years, that it has breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Disclosable Contract that has not been cured or waived, and nor to the Company’s Knowledge has there occurred any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or any material default by any third Person. The Company is in compliance with all schedules and time of performance requirements under all Disclosable Contracts, and the Company has no reasonable basis to believe that it will not continue to remain in compliance with all such requirements.  To the Company’s Knowledge, no third Person party to any Disclosable Contract has asked for a waiver or forbearance of any of its obligations under such Disclosable Contract, has asserted any claim or right of force majeure or any similar right or excuse for non-performance or non-payment with respect to or under such Disclosable Contract, has threatened or sought to exercise any other contractual right to not fully perform such Disclosable Contract, or has indicated any inability or unwillingness to perform or make any payment with respect to such Disclosable Contract in full in accordance with its terms.  The Company has made available to Buyer accurate and complete copies of all Disclosable Contracts.

Section 3.17         Change in Control Agreements.  Except as set forth in Section 3.17 of the Disclosure Schedules, the Company does not sponsor, maintain or have any obligation with respect to and is not a party to, any plan, Contract, scheme, arrangement or Company Employee Plan (each a “Change in Control Agreement”): (a) pursuant to which any amounts may become payable by the Company (whether currently or in the future) to any Person (including any Employee) as a result of or in connection with the Sale; or (b) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Sale, in each case including any such plan, scheme, arrangement, Contract or Company Employee Plan with respect to which the transactions contemplated by this Agreement constitute a “trigger” without regard to whether such plan, scheme, arrangement, Contract or Company Employee Plan is a “single trigger” or “double trigger” plan.

Section 3.18         Interested Party Transactions.

(a)          Except as set forth in Section 3.18 of the Disclosure Schedules, to the Company’s Knowledge, no officer, director or Employee of the Company or any Affiliate of the Company (nor any sibling, parent, child or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest) has or has had, directly or indirectly: (i) an economic interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services; or (ii) a beneficial interest in any Contract to which the Company is a party or by which they or their properties or assets are bound, other than an Employment Agreement or an interest in a Company Employee Plan; provided, however, that ownership of no more than one (1%) percent of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.18(a).  For the avoidance of doubt, intercompany arrangements shall be excluded from this Section 3.18(a).(b)There are no receivables of the Company owing by any Employee, consultant or contractor of the Company (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances to Employees in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with prior practice).  Other than the obligations within this Agreement, Seller has not agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or insure any obligation or liability of the Company.  There are no receivables of any past or present members of the Company Board owing by the Company other than reimbursable business expenses to the members of the Company Board.

Section 3.19         Compliance with Laws.

(a)          The Company has complied with, is in compliance with, has not violated and is not in violation of any applicable Law, and has not received any notices of non-compliance or violation or alleged non-compliance or violation with respect to, any applicable Law (including any Law relating or pertaining to COVID-19), except for any such violation or failure to be so in compliance as is not material to the Company.

(b)          The Company has complied with, is in compliance with, and has not taken any action that has violated or would reasonably be expected to result in a violation of any applicable Laws, related to the import and export or other provisions or procurement of commodities, services, software, hardware, technology, including but not limited to the USA PATRIOT Act, the Export Control Reform Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Arms Export Control Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Foreign Asset Control Regulations, customs Laws and any rules, regulations and executive orders issued under any of the foregoing.  The Company has not engaged in any transaction or otherwise dealt directly or indirectly with: (i) Persons ordinarily residing in or located in Crimea Region of Ukraine/Russia, Cuba, Iran, North Korea, Sudan, Syria; or (ii) any Person targeted by applicable economic sanctions Laws, regulations or executive orders or export control restrictions, including but not limited to those Persons: (A) designated on the Department of Commerce’s Entity List, Denied Persons List or Unverified List; (B) designated on the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identifications List or the NS-MBS List; or (C) any Persons that owned fifty (50%) percent or more, directly or indirectly and individually or in the aggregate, by Persons described under clause (B) or any Person owned or controlled, directly or indirectly, by the Government of Venezuela.  To the Company’s Knowledge, during the past three (3) years, no Action or notice has been filed or commenced against the Company alleging any failure to comply with any such Laws.

(c)          Neither the Company nor the Seller have been debarred, suspended, proposed for debarment, or excluded from participation in the bidding for or award of a Government Contract.  There is no Action pending or, to the Company’s Knowledge, threatened against the Company, under the United States False Claims Act, the United States Procurement Integrity Act, the United States Truth in Negotiations Act, the United States Contract Disputes Act or any other applicable Law.  To the Company’s Knowledge, there is no qui tam suit pending against the Company.  The Company is not subject to any audit or investigation pertaining to a Government Contract.  No cost or charge pertaining to any Government Contract is the subject of any audit or investigation or has been disallowed by any Governmental Entity.  The Company is in compliance in all respects with all material representations and certifications made to Governmental Entities in response to requests for proposals pursuant to which the Government Contracts were awarded and with any certification or representation made to Governmental Entities for any request or invoice for payment.  The Company has complied during the past 3 years and is in compliance as of the date hereof in all material respects with all requirements of its Government Contracts, and no Government Contract has been terminated for default or cause.

(d)          The Company does not control any political action committees at any level of any Governmental Entity, including at the United States Federal, State or local level.  The Company does not make donations to or engage in any fundraising for any elected officials, candidates, committees or political parties, including the hosting of any events or site visits.  The Company has not hired or retained any external lobbyists or government relations consultants.  None of the Employees are: (i) currently registered on behalf of the Company to lobby any Governmental Entity at any level; or (ii) to the Knowledge of the Company, currently registered to lobby any Governmental Entity at any level.  The Company does not belong to any trade or industry organizations that lobby or otherwise engage in public policy advocacy.

(e)          The Company has complied with all Laws applicable to its conduct of business concerning money laundering.

Section 3.20         Litigation.

(a)          Except as set forth on Section 3.20(a) of the Disclosure Schedules, there is no Litigation of any nature pending or, to the Company’s Knowledge, threatened against the Company, any of its respective properties or assets or, to the Company’s Knowledge, any of its respective Employees (in their capacity as an Employee), nor, to the Company’s Knowledge, is there any reasonable basis therefor, or any facts, threats, claims or allegations that would reasonably be expected to be material to the Company.  None of the Company or its respective properties or assets are subject to any Order (other than Orders of general applicability that were not issued specifically to the Company) that materially impair the Company’s ability to operate.

(b)          Section 3.20(b) of the Disclosure Schedules lists each Litigation that has been commenced by or against the Company in the past three (3) years, except for Litigation that has not been and is not reasonably expected to be material to the Company.

Section 3.21         Insurance.  Section 3.21 of the Disclosure Schedules sets forth all material insurance policies (including business interruption insurance) and fidelity bonds covering the assets, business, equipment, properties, operations and Employees of the Company or any of its Affiliates, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  There is no pending claim that would reasonably be expected to exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company is in material compliance with the terms of such policies and bonds.  To the Company’s Knowledge there is no threatened termination of, or premium increase with respect to, any of such policies.  Each director and officer of the Company is insured under the directors’ and officers’ liability insurance coverage presently maintained by the Company.

Section 3.22         Books and Records.  The minute books of the Company contain complete and accurate records of all material actions taken at any meetings of their respective stockholders, boards of directors or any committees thereof and of all actions taken by written consent executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company.  Complete and accurate copies of the foregoing materials have been made available to Buyer.

Section 3.23         Environmental Matters.

(a)          Except as set forth in Section 3.23(a) of the Disclosure Schedules, the Company has not received any written notice regarding actual or alleged material violation by the Company of Environmental Laws or any liability or investigatory, remedial or corrective obligations of the Company under Environmental Laws or with respect to Hazardous Materials.

(b)          Except as set forth in Section 3.23(b) of the Disclosure Schedules, no Third-Party Environmental Claim or Regulatory Action has been taken, is pending or is, to the Company’s Knowledge, threatened against the Company.

(c)          Except as set forth in Section 3.23(c) of the Disclosure Schedules, none of the Company Properties is listed on a List as of the Effective Date and, to the Company’s Knowledge, there is not any reasonable basis therefor, or any facts, threats, claims or allegations that would reasonably be expected to cause any of the Company Properties to be listed on a List.

(d)          Since the Sterling Formation Date, except as set forth in Section 3.23(d) of the Disclosure Schedules, and, to the Company’s Knowledge, at all times prior to the Sterling Formation Date, no Company Properties have been used as a landfill, dump or other disposal, storage, transfer or treatment area for Hazardous Materials, or as a facility for selling, storing, transferring, disposing of Hazardous Materials, other than as permitted in valid plans of operation, mine plans or other Governmental Authorizations pertaining to Company’s activities and operations or by other applicable Laws.

(e)          Since the Sterling Formation Date, except as set forth in Section 3.23(e) of the Disclosure Schedules, and, to the Company’s Knowledge, at all times prior to the Sterling Formation Date, there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Company Properties, including the presence of any Hazardous Materials that have come to be located on or under the Company Properties from another location, other than in material compliance with applicable Environmental Laws.

(f)          Except as set forth in Section 3.23(f) of the Disclosure Schedules, the Company is, and has been, in material compliance with all Environmental Laws applicable to its operations and the Company Properties are operated in all material respects in compliance with all applicable Environmental Law.

(g)          Except as set forth in Section 3.23(g) of the Disclosure Schedules, since the date on which the Company first owned the Company Properties, to the Company’s Knowledge, the Company has filed reports and notifications required to be filed under and pursuant to applicable Environmental Laws necessary for the operation of the Company Properties.

(h)          Except as set forth in Section 3.23(h) of the Disclosure Schedules, to the Company’s Knowledge, since the date on which the Company first owned, operated or leased the Company Properties, no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of such Company Properties, other than in compliance with applicable Environmental Law.

(i)          Except as set forth in Section 3.23(i) of the Disclosure Schedules, the Company has not arranged, by Contract, agreement, or otherwise, for the disposal, transportation, or treatment of Hazardous Materials at any location other than in compliance with applicable Environmental Laws;

(j)          Since the Sterling Formation Date, except as set forth in Section 3.23(j) of the Disclosure Schedules, and, to the Company’s Knowledge, at all times prior to the Sterling Formation Date, there are no underground storage tanks located on, under or about the Company Properties or such tanks have been located on, under or about the Company Properties and have been subsequently removed or filled in compliance with applicable Law.  If any above-ground storage tanks exist on, under or about the Company Properties, such storage tanks have been duly registered with all appropriate Governmental Entities as required and are otherwise in compliance with all applicable Environmental Law.

(k)          Company has made available to Buyer all material reports, plans, audits, investigations, and all material documents that Company has prepared, obtained or ordered, or has in Company’s possession or control, with respect to Company’s compliance with Environmental Laws or the environmental condition of the Company Properties (the “Environmental Reports”).

(l)           Except as set forth in Section 3.23(l) of the Disclosure Schedules, to the Company’s Knowledge, no encumbrance has been attached or filed against the Company in favor of any Person for: (i) any liability under or violation of any applicable Environmental Law; (ii) any Release of Hazardous Materials; or (iii) any imposition of Environmental Costs.

Section 3.24         Brokers’ and Finders’ Fees.  Except as set forth on Section 3.24 of the Disclosure Schedules, the Company has not incurred and shall not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Sale and no engagement letter or similar Contract to which the Company is a party or by which it or any of its respective properties or assets is bound with respect to the Sale or any other change in control of the Company or sale, transfer or other disposition of all or substantially all of its assets is currently or has ever been in effect.

Section 3.25         Employee Benefit Plans.

(a)          Schedule of Company Employee Plans.  Section 3.25(a) of the Disclosure Schedules sets forth each material Company Employee Plan and separately identifies each Company Employee Plan sponsored or maintained solely by the Company.

(b)          Employee Plan Documents.  With respect to each Company Employee Plan that is sponsored solely by the Company, the Company has made available to Buyer (i) correct and complete copies of each Company Employee Plan or related trust, including all amendments thereto (or, if such Company Employee Plan is not written, an accurate description of the material terms thereof); (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code, or any similar Laws of other jurisdictions applicable to the Company, in connection with each Company Employee Plan or related trust; (iv) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Employee Plan since January 1, 2019 from the IRS or any similar Governmental Entity having jurisdiction over the Company relating to Company Employee Plans and copies of all applications and correspondence (including specifically any correspondence regarding actual or potential audits or investigations) to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan, (vii) all material written Contracts relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity Contracts and group insurance Contracts, (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to the Company and that are not reflected in the current summary plan description and plan document; (ix) all material forms and notices relating to the provision of post-employment continuation of health coverage; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan; (xi) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year; and (xii) all registration statements, annual reports (Form 11-K or any similar form required under the Laws of other jurisdictions applicable to the Company and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(c)          Employee Plan Compliance.  The Company has performed all material obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in all material respects in compliance with all applicable Laws, including ERISA and the Code.  Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter, or opinion letter on which the Company is entitled to rely from the IRS with respect to such Company Employee Plan as to its qualified status under the Code or has a period of time remaining under applicable Treasury Regulations or IRS pronouncements in which to apply for and obtain such a determination letter, and, to the knowledge of the Company, nothing has occurred as to any such Company Employee Plan which has resulted or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification.  All payments, benefits, premiums and/or contributions (including all employer contributions and employee salary reduction contributions) that are due and owing by the Company have been timely paid to each Company Employee Plan (or a related trust), and all payments, benefits, premiums and/or contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Company Employee Plan (or a related trust) or have been accrued in accordance with GAAP or other local law accounting requirements.  No Company Employee Plan and no party in interest with respect thereto has engaged in a “prohibited transaction,” which could subject the Company directly or indirectly to liability under Section 4975 of the Code or Sections 409 or 502(i) of ERISA.  There is no Litigation pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan nor, to the Company’s Knowledge, is there any reasonable basis therefor.  No communication, report or disclosure has been made which, at the time of disclosure, did not accurately reflect the terms and operation of the relevant Company Employee Plan.  Each Company Employee Plan sponsored or maintained solely by the Company can be amended, terminated or otherwise discontinued on or after the Closing Date in accordance with its terms, without liability to the Company (other than ordinary administration expenses typically incurred in a termination event).  There is no Litigation pending or, to the Company’s Knowledge, threatened by the IRS, DOL or any other Governmental Entity having jurisdiction over the Company with respect to any Company Employee Plan.  All annual reports and other filings required by the IRS, DOL or any other similar Governmental Entity having jurisdiction over the Company have been timely made.  Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(l) of ERISA or Section 4975 through 4980D of the Code or any similar Laws of other jurisdictions applicable to the Company and no Company Employee Plan is sponsored or maintained by any Person that is or was considered to be a co-employer with the Company.

(d)          Plan Status.  Following the Closing, the Company will not have any liability with respect to any plan that is subject to Title IV of ERISA or Section 412 of the Code due to the Company’s previous affiliation with Seller and its ERISA Affiliates.

(e)          Multiemployer Plans.  Following the Closing, the Company will not be required to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA or any similar concept under any other applicable Law.

(f)          No Self-Insured Plans.  The Company does not maintain, establish, sponsor, participate in or contribute to any self-insured welfare plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies) with respect to which the Company would have any liability after the Closing.

(g)          No Post-Employment Obligations.  No Company Employee Plan sponsored solely by the Company provides, or has any obligation to provide, life insurance, medical or other employee welfare benefits to any Employee upon or after his or her retirement or termination of employment for any reason, except as may be required by Law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon or after their retirement or termination of employment, except to the extent required by Law.

(h)          Funding of Plans.  With respect to each Company Employee Plan sponsored solely by the Company for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company, under the terms of each such Company Employee Plan or applicable Law, as applied through the Closing Date.  The current value of the assets of each such Company Employee Plan, as of the end of the most recently ended plan year of that Company Employee Plan, equals or exceeds the current value of all benefits liabilities under that Company Employee Plan.

(i)          Effect of Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation of the Sale, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(j)           No Liability.  The Company does not have any liability, including under any Company Employee Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

(k)          Non-U.S. Jurisdictions.  No Company Employee Plan sponsored solely by the Company is subject to the Laws of any jurisdiction outside of the United States.

(l)           Taxation.  Each Company Employee Plan sponsored solely by the Company has been properly classified with respect to the payment of Taxes, including in particular social security payments and contributions, and any exemptions have been properly applied and all filings have been completed accurately and in a timely manner with the appropriate Tax Authorities.

(m)         Discretion.  Each Company Employee Plan sponsored solely by the Company that is deemed to be discretionary can be suspended or interrupted at any time at the Company’s discretion and has not created any rights or obligations, either from prior practice or restrictions under the Employment Agreements or otherwise, that would in any way limit the right of the Company to vary, suspend, reduce, amend, terminate or otherwise change any current or future payments under any such discretionary Company Employee Plan.

Section 3.26         Employment Matters.

(a)          Seller has made available to Buyer a list that was accurate as of September 7, 2022 setting forth each Employee and: (i) with respect to each Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave or on layoff status subject to recall), the following information: (A) the first and last name of such Employee and the date as of which such Employee was originally hired by the Company and whether the Employee is on an active or inactive status (and, if on leave, the nature of the leave and expected return date, if known); (B) each Employee’s status as exempt or non-exempt under the Fair Labor Standards Act and any similar wage and hour law; (C) each Employee’s status as full-or part-time and temporary or permanent; (D) such Employee’s title and job function; and (E) such Employee’s annualized compensation as of the Effective Date, including rates of pay or base salary (as applicable), overtime entitlement, housing allowances, vacation and/or paid time off accrual amounts, bonus, incentive compensation and/or commission accrual and potential, severance pay accrual and potential and any other forms of compensation whether accrued or potential, including any accrued annual leave and long service leave; (F) whether such Employee is not fully available to perform the essential functions of his or her job with reasonable accommodation because of a qualified disability, or because of other leave; and (G) a description of the basis of the Employee’s legal right to work in the United States.

(b)          Section 3.26(b) of the Disclosure Schedules contains a list of individuals who are currently performing services for the Company and are classified as “consultants,” “contract labor,” “casual employees” or “independent contractors,” the respective compensation of each such “consultant,” “contract laborer,” “casual employee” or “independent contractor” and whether the Company is party to a consulting, contract labor or independent contractor Contract with the individual or an entity with which such individual is an employee.  Any such Contracts have been made available to Buyer and are set forth on Section 3.26(b) of the Disclosure Schedules.  No person who is engaged by the Company has been mis-designated as a “consultant,” “contract laborer,” “casual employee” or “independent contractor,” where such person is an Employee.

(c)          Each Employment Agreement is set forth on Section 3.26(c) of the Disclosure Schedules and a copy of each such Employment Agreement and any amendment thereto has been made available to Buyer.  Except as set forth on Section 3.26(c) of the Disclosure Schedules, the employment of each of the current Employees is terminable by the Company at will.

(d)          The Company has made available to Buyer an accurate and complete list of all employee manuals and handbooks, disclosure materials, employment policy statements, employment customs and practices, internal regulations, collective bargaining or labor agreements and Employment Agreements with respect to Employees, all of which complied at all relevant times with applicable Law in all material respects.

(e)          (i) None of the current Employees have given the Company written notice terminating his or her employment with the Company, or terminating his or her employment upon a sale of, or business combination relating to, the Company or in connection with the Sale; (ii) the Company does not have a present intention to terminate the employment of any current Employee and no notice terminating any Employee is pending, outstanding or threatened; (iii) to the Company’s Knowledge, no current Employee, consultant or contractor is a party to or is bound by any Employment Agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other Contract with any Person, or subject to any judgment, decree or Order of any court or administrative agency, any of which would reasonably be expected to have an adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or (B) the Company’s business or operations; and (iv) to the Company’s Knowledge, no current Employee, contractor or consultant is in violation of any term of any Employment Agreement, non-disclosure or confidentiality agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company, as the case may be.

(f)          The Company is not presently, nor has it been a party to or bound by any union or labor Contract or agreement, collective bargaining agreement or similar Contract with a labor union or labor organization, nor is the Company obligated to abide by or apply the terms of any collective bargaining agreement to any Person providing services to it.  To the Company’s Knowledge there are no, and in the past three years there have not been any, activities or proceedings of any labor union or works council or other employee representation group attempting or threatening to represent or organize, or purporting to represent for bargaining purposes any Employees, and there are no ongoing or threatened union organizational or decertification activities with respect to such Employees.

(g)          The Company is not engaged and has not been engaged in any unfair labor practice of any nature that, if adversely determined, would result in any material liability to the Company.  There has not been any slowdown, walk-out, picket, lockout, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any Employees.  There is not now pending and, to the Company’s Knowledge, no Person has threatened to commence, any such slowdown, walk-out, picket, lockout, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.  Section 3.26(g) of the Disclosure Schedules sets forth all material details relating to any Contract (including any Employment Agreement) imposing any obligation on the Company relating to any Employee or the termination thereof.

(h)          The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such Employees and have been provided with all meals and rest breaks in accordance with applicable Law.  Any Persons, now or in the past three years, engaged by the Company as consultants, contract laborers or independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws and have been treated accordingly and appropriately for all Tax purposes.  The Company or an Affiliate has withheld and reported in all material respects all amounts required by any Law, agreement between an employer and employee representative (such as a trade union or employee association) or Contract to be withheld and reported with respect to wages, salaries and other payments to any Employee (including deduction from salaries for income Tax and national insurance payments and/or transfers to managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds).  The Company: (i) has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (ii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with prior practice).

(i)          (i) The Company does not have a severance pay practice or policy; (ii) the Company is not liable for any severance pay, bonus compensation, acceleration of payment or vesting of any Equity Interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, Contract, plan, program of the Company, applicable Law or otherwise; and (iii) as a result of or in connection with the Sale or as a result of the termination by the Company of any Persons employed by the Company on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises under any of the Company’s benefit or severance policy, practice, Contract, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee.  Accordingly, as of the Closing Date, the Company will have satisfied in full all of its obligations to such Employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever.

(j)          The Company, including any professional employer organization on behalf of the Company, has been and is in compliance, in all material respects with all applicable Laws and Contracts respecting employment and labor, including those related to (a) wages and hours (including meal times and rest breaks), (b) terms and conditions of employment, (c) fair employment practices, (d) workers’ compensation, (e) collective bargaining, (f) plant closings, layoffs, and other reductions in force, (g) workplace safety, including mine health and safety requirements, (h) employee privacy, data protection, and data security, (i) disability rights or benefits, (j) equal opportunity and civil rights (including affirmative action), (k) employee leave issues (including personnel files), (l) employee classification (including classification of Employees as “exempt” or “non-exempt”), (m) classification of independent contractors, (n) employment discrimination, harassment and retaliation, (o) COVID-19-related health and safety issues (including employee health Orders by any Governmental Entity regarding COVID-19), (p) employee benefits, (q) immigration matters, and (r) labor relation matters, in each case, with respect to its Employees and to the Company’s Knowledge there are no allegations to the contrary.

(k)          There are no, and have not been, any Litigation, labor disputes or grievances pending or, to the Company’s Knowledge, threatened, or reasonably anticipated, before any Governmental Entity or court of Law by any Employees, labor organization or other representative of Employees relating to any employment Contract compensation, leaves of absence, plant closing notification, privacy right, labor dispute, safety, immigration, severance benefits, vacation time, unpaid meal or rest breaks, vacation pay or pension benefits, maternity benefits, statutory or regulatory benefits, employment discrimination, harassment, retaliation, unfair labor practices, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition, or any other matter arising from the employment and/or engagement and/or termination of any Employee, nor, to the Company’s Knowledge, is there any reasonable basis for any of the foregoing.  In addition, there are no pending or threatened claims or Actions against the Company under any workers compensation policy or long-term disability policy, nor to the Company’s Knowledge is there any reasonable basis therefor.  The Company has complied with and is in compliance with all applicable workers compensation Laws in all material respects.

(l)          The Company, and to the Company’s Knowledge, each current Employee, is in compliance with all applicable visa and work permit requirements.

(m)         The Company has not implemented, and does not plan to implement, any plant or office closing, transfer of Employees or layoff of Employees that (without regard to any actions that might be taken by Buyer after the Closing) is or could reasonably be expected to be in violation of any applicable Worker Adjustment and Retraining Notification Act or similar Laws.

(n)          The Company has not received a written notice, citation, complaint or charge asserting any violation or liability under the Federal Mine Safety and Health Act of 1977 or any similar applicable Law regulating employee health and safety.

(o)          The Company has obtained all required approvals, consents and more generally, taken all necessary steps with the Employees or their representatives and/or Governmental Entities, such as collective or individual consultation, information, notification or negotiations, as may be required by Law such that this Agreement shall have full force and effect at Closing on the Employees and the parties hereto.

(p)          The Company has taken reasonable steps in light of all appropriate circumstances to minimize potential workplace exposure in light of COVID-19 and has not received any written notice asserting any material employment-related liability with respect to COVID-19.  The Company is in material compliance with applicable guidelines and requirements from the U.S. Center for Disease Control and Prevention, the U.S. federal Mine Safety and Health Administration, and all applicable state and local Governmental Entities regarding COVID-19 safety precautions.  To the extent the Company is aware of any Employees that have tested positive for COVID-19, the Company has taken all responsive action required under applicable Law and has used commercially reasonable efforts to document any such diagnoses to the extent required by the Mine Safety and Health Administration.

(q)          To the knowledge of the Company, in the past three years no allegation or Litigation (formal or informal) involving sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) has been made against any Person who is or was an officer, director, manager or Employee of the Company in such Person’s capacity as such.  The Company has not in the past three years entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation against any the Company or any Person who is or was an officer, director, manager or Employee of the Company.

Section 3.27         Tax Matters.

(a)          The Company has properly and timely filed all income and other material Tax Returns required to be filed (taking into account any extensions).  The Company has timely paid all income and other material Taxes shown as due and owing on such Tax Returns.  The Company has timely collected, withheld and paid all material Taxes required to have been collected, withheld and paid.  All income and other material Tax Returns filed by the Company were and remain complete, accurate and correct in all material respects and such Tax Returns correctly reflected the facts regarding the income, profits, gain, credits, net operating losses, carrybacks and carryforwards (and any limitations thereupon), business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon.  The Company has not engaged in any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, (iv) a “listed transaction” under Section 6077A(c)(2) of the Code; or (v) any similar regulation or comparable provision of state or local Law.  The Company has not taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Tax Law).  There are no Encumbrances for Taxes upon any of the Company’s property or assets, other than Permitted Encumbrances.

(b)          None of the Tax Returns filed by the Company nor Taxes payable by the Company have been the subject of a Litigation, enquiry, deficiency or assessment by any Governmental Entity that has not been resolved or fully paid, and no such Litigation, enquiry, deficiency or assessment is currently pending or, to the Company’s Knowledge, threatened.

(c)          The Company has maintained and is in possession of records in relation to its Tax affairs as required by applicable Law and which are sufficient to enable the Company to accurately calculate its Tax liabilities and file accurate Tax Returns.  Except as set forth on Section 3.27(c) of the Disclosure Schedules, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.  All material elections with respect to Taxes affecting the Company are set forth in the Disclosure Schedules (including, for the avoidance of doubt, all elections pertaining to income Taxes).

(d)          The Company, within the last six (6) years, has not paid or become liable to pay, and to the Company’s Knowledge, there are no circumstances by reason of which it may become liable to pay, any penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any Tax Return, give any notice or supply any information to any relevant Governmental Entity, or any failure to keep or preserve any records or to pay Tax on the due date for payment).

(e)          The Company is not a party to any Contract or plan (including any Company Employee Plan, any outstanding Securities Rights and the payments described in Section 3.17) that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code (or any similar provision of applicable state, local or non-U.S. Law).  There is no Company Employee Plan, arrangement or other Contract by which the Company is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code (or any similar provision of applicable state, local or non-U.S. Law).  None of the shares of outstanding capital stock of the Company are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (or any similar provision of applicable state, local or non-U.S. Law).

(f)          The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or Contract which could be treated as a partnership for U.S. federal income Tax or non-U.S. Tax purposes.  The Company has not ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code.  All net operating losses and other carried forward losses of the Company, including applicable jurisdiction and the year of expiration thereof, are set forth on Section 3.27(f) of the Disclosure Schedules.  The Company does not have any net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, the federal consolidated return regulations or any applicable state, local or non-U.S. Tax Law (other than limitations imposed as a direct result of the Sale).  The Company has not made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise and will not be required to make such an adjustment as a result of the Sale.  The Company has not participated in an international boycott as defined in Section 999 of the Code.  The Company will not be required to include any material amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date.  The Company has not ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for U.S. federal income Tax purposes or (ii) made a similar election under any comparable provision of any state, local or non-U.S. Tax Law.  The Company is not a “passive foreign investment company” within the meaning of Section 1297 of the Code, and the Company does not own, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code.  The Company does not have accumulated post-1986 deferred foreign income as of either November 2, 2017 or December 31, 2017, in each case for purposes of Section 965(a) of the Code.  The Company has not made an election under Section 965(h)(1) of the Code to pay any net Tax liability under Section 965 of the Code in installments.  The Company has not engaged in any transaction that could reduce the Company’s liability under Section 965(a) of the Code.  The Company has not transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.  The Company has not engaged in a transaction or agreed to make any payment governed by Section 267A of the Code.  The Company does not have and will not have any item of gross income (or portion thereof) that is includable for Tax purposes any later than when such item (or portion thereof) is taken in account as revenue in an applicable financial statement of such entity for purposes of Code Section 451(b).  The Company has no direct or indirect debt or equity investment in any foreign entity or an arrangement that is treated as a foreign entity for U.S. federal income Tax purposes.

(g)          The Company is not a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement but excluding any commercial agreement or arrangement entered into in the ordinary course of business and the primary purpose of which is not Taxes) or is or will be liable to make a payment to any Person (including a Governmental Entity) in respect of any liability for Tax which is primarily or directly chargeable against, or attributable to, any other Person (other than the Company) except for liabilities (i) arising under a commercial agreement or arrangement entered into in the ordinary course of business and the primary purpose of which is not Taxes, or (ii) of any Person that is or was a member of a consolidated group of which the Company is currently a member.  Section 280G of the Code will not apply to the Sale and related transactions.  No Company Employee Plan is subject to Section 409A of the Code. There is no Company Employee Plan, arrangement or other Contract by which the Company is bound to compensate any Employee for Taxes paid pursuant to Section 409A of the Code.

(h)          All liabilities, whether actual, deferred, contingent or disputed, of the Company for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Balance Sheet Date, are fully provided for or (as appropriate) disclosed on the Company Balance Sheet and will not exceed such provision or disclosure as adjusted for the passage of time through the Closing Date as measured in accordance with the reasonable prior custom and practice of the Company in filing Tax Returns.  The Company will not incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with prior practice or as a result of the Sale.

(i)          The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Company Balance Sheet, and as of the Closing Date, will not exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Company Balance Sheet.  The Company will not incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable prior practice or as a result of the Sale.

(j)           No claim has been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction that is unresolved.  The Company does not have, and has never had, a permanent establishment or other taxable presence in any country (other than in such entity’s jurisdiction of formation), as determined pursuant to such country’s applicable Law and any applicable Tax treaty or convention.

(k)          The Company has made available to Buyer correct and complete copies of all Pre-Closing Tax Returns (including amended Pre-Closing Tax Returns), examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to taxable periods for which the statute of limitations has not expired as of the Agreement Date.

(l)           Since the Balance Sheet Date, the Company has not made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, substantially prepared but not yet filed any amended Tax Return, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(m)         The Company has not entered into or carried out any transaction in respect of which any consent or clearance was required or sought from any Tax Authority.

(n)          The Company has timely withheld all material Taxes required by applicable Law to be withheld from the wages, salaries or other payments to Employees of or consultants or contractors to the Company, has filed returns and deposits with the relevant Governmental Entity where applicable, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(o)          Each plan, program, arrangement or Contract to which the Company is a party that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Section 3.27(o) of the Disclosure Schedules.  From and after January 1, 2009, each plan, program, arrangement or Contract identified or required to be identified on Section 3.27(o) of the Disclosure Schedules has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder, including the final regulations promulgated with respect thereto.  No Company Employee Plan, arrangement or other Contract provides a gross-up or other indemnification for any Taxes that may be imposed for failure to comply with the requirements of Section 409A of the Code.

(p)          All intercompany transactions between the Company and any Affiliate have met the requirements of Section 482 of the Code and the regulations thereunder (and any similar provision of applicable state, local or non-U.S. Law), and all such transactions are supported by contemporaneous documentation as defined in Section 6662 of the Code (and any similar provision of applicable state, local or non-U.S. Law).

(q)          Except as set forth on Section 3.27(q) of the Disclosure Schedules, the Company has not under the CARES Act or any similar state and local law (i) deferred any payroll Taxes or similar Taxes, (ii) taken advantage of any change in Law related to the carryback of net operating losses or similar provisions, or (iii) waived any right to carryback net operating losses or similar items.

(r)          No shares of Company Common Stock are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.  Duly and properly completed Forms 83(b) were timely and properly filed with the IRS with respect to any shares of Company Common Stock that at any time were subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

Section 3.28         Confidentiality.  The Company has taken reasonable steps to protect any confidential information provided to it by any other Person under obligation of confidentiality

Section 3.29         Governmental Authorization.  Section 3.29 of the Disclosure Schedules lists all material Governmental Authorizations issued or granted to, or held by, the Company or any Employee (in its capacity as an Employee and on behalf of the Company) by a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its properties or assets or (b) that is required for the operation of its business as currently conducted or the holding of any such interest (collectively, the “Company Authorizations”).  The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as currently conducted or to hold any interest in its properties or assets, except, in each case, would not have, or be reasonably expected to have, a Company Material Adverse Effect.  Neither the Company nor any Employee is in violation of any Company Authorization in any respect, except, in each case, would not have, or be reasonably expected to have, a Company Material Adverse Effect.

Section 3.30         Anti-Corruption.  The Company, each Employee and to the Company’s Knowledge, each contractor, consultant or agent of the Company, has complied with and is in compliance with, and none of them have taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, the UK Bribery Act 2010, any other Laws that prohibit commercial bribery, domestic corruption or money laundering and the standards established by the Financial Action Task Force on Money Laundering (collectively, the “Anti-Corruption Laws”). Neither the Company nor any Employees, and to the Company’s Knowledge, no contractor, consultant or agent of the Company, is being investigated in relation to, or assisting in any inquiry relating to, any actual or potential violation of Anti-Corruption Laws.  The books and records of the Company have been and are maintained in compliance with Anti-Corruption Laws, including the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Section 3.31         No Outstanding Fees or Commissions.  The Company does not have any outstanding unpaid obligation with respect to any referral fee, commission, success fee or similar obligation, regardless of whether any such obligation remains subject to one or more contingencies.

Section 3.32         Data Protection, Privacy Compliance and Security.

(a)          The Company is in compliance in all material respects with, has in the past complied in all material respects with, and has not received written notice that it or any of its partners (including subcontractors, suppliers, sub-processors, vendors and any other third parties) or users of any Company Intellectual Property have failed to comply with, any:

(i)          applicable Data Protection Requirements, including obtaining the requisite consent from Persons and/or natural individuals;

(ii)          privacy policies of the Company and of any other Person (to the extent that the Company is or has been contractually or otherwise bound by such privacy policies);

(iii)        data and information security programs, policies and procedures of the Company and of any other Person (to the extent that the Company is contractually or otherwise bound by such data or information security programs); or

(iv)         terms of use and terms of service of the Company and of any other Person (to the extent that the Company is contractually or otherwise bound by such terms of use or terms of service).

(b)          Except as would not be material, the Company is not currently using and has never used the credentials of any other Person to use or access any third-party software platform.

(c)          The Company does not use, and has not ever used, web scraping, bots, spiders, indexing, browser extensions, crawlers or similar methods or technology to collect data from the websites, online services or applications of any other Person.

(d)          The Sale will not result in the Company or Buyer being in material breach of any applicable Data Protection Requirements.

(e)          The Company has not exceeded its rights to data provided or accessed under any Contract.  The Company does not use and has not used (whether or not in anonymous form or for the purpose of improving any Company Intellectual Property) any data directly or indirectly provided by, or obtained from, any counterparty to any Contract, other than for the sole purpose of performing such Contract pursuant to its terms.

(f)           Except as would not be material, the Company has in the past taken commercially reasonable steps to ensure that all Personal Data in its possession or control is protected against loss, destruction or damage and against unauthorized access, use, modification, disclosure or other misuse or unauthorized Processing and, to the knowledge of Seller, there has been no loss, destruction or damage of or unauthorized access to or other misuse or unauthorized Processing of Personal Data in the Company’s possession or control.

(g)          Except with respect to health information or Sensitive Information provided by Employees and their beneficiaries and maintained by the Company, the Company has not Processed and does not currently Process information that is subject to the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 and the regulations promulgated thereunder (collectively “HIPAA”) and Subtitle D of the Health Information Technology for Economic and Clinical Health Act, which is Title XIII of the American Recovery and Reinvestment Act of 2009 (Public Law 111-5) and regulations promulgated thereunder (collectively the “HITECH Act”) or other similar Data Protection Requirements, or is otherwise subject to HIPAA or the HITECH Act or other similar Data Protection Requirements in the applicable jurisdiction related to health information or Sensitive Information.  The Company has not ever been or agreed that it is a “Business Associate” (as such term is defined in HIPAA).

(h)          The Company is not currently involved in or the subject of, and has never been involved in or the subject of, any Litigation related to any Data Protection Requirements.  The Company has not made any agreement with or commitment to any Governmental Entity regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Data, or Data Protection Requirements.  The Company is not currently party to any consent Order, consent decree, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Personal Data, or Data Protection Requirements.

(i)           To the knowledge of Seller, no breach, security incident or violation of any data security policy in relation to any Personal Data held by the Company has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Personal Data held by the Company.  No circumstance has arisen in which Data Protection Requirements would require the Company to notify a Governmental Entity or any other Person of a data security breach, security incident or violation of any data security policy.

Section 3.33         COVID-19.  The Company has not applied for or accepted either (i) any loan pursuant to the Paycheck Protection Program in Section 1102 and 1106 of the CARES Act, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act or (iii) any loan or funds from similar applicable Laws enacted by any Governmental Entity in response to COVID-19.

Section 3.34         Special Transaction Bonuses.  No Employees will receive any special transaction bonus, compensation, fee or similar remuneration in connection with the transactions contemplated by this Agreement from the Company.

Section 3.35         Representations Complete.  None of the representations or warranties made by the Company in this Agreement, nor any statement made by the Company in the Disclosure Schedules or any certificate furnished by the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact required by such representations or warranties to be disclosed.

Section 3.36         EXCLUSIVITY OF REPRESENTATIONS OR WARRANTIES.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) BY SELLER, THE COMPANY OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, THE COMPANY (ON BEHALF OF ITSELF, SELLER AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR ASSETS, AND THE COMPANY (ON BEHALF OF ITSELF AND ITS REPRESENTATIVES), SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS OR THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS ARTICLE III OR OF SELLER EXPRESSLY SET FORTH IN ARTICLE IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in Article III and this Article IV are true and correct as of the Effective Date and as of the Closing Date (except to the extent such representations and warranties in this Article IV expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date).

Section 4.1           Organization.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to have such power or authority would not prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement and consummate the Sale.

Section 4.2           Authority.  Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Sale.  Seller has taken all necessary action needed for the authorization, execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Sale. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than Seller), this Agreement constitutes the valid, legal and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3           No Conflict. The execution, delivery and performance by Seller of this Agreement, and the consummation of the Sale, does not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Seller, (b) any material Contract to which Seller is a party or to which it or any of its respective properties or assets (whether tangible or intangible) is subject or bound, or (c) any Law applicable to Seller or any of its respective properties or assets (whether tangible or intangible), except, in the case of clauses (b) or (c), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the ability of Seller to consummate the Sale in a timely manner.

Section 4.4           Consents.  No consent, waiver, approval, clearance, waiting period expiration or termination, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Seller in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the Sale, except for (a) such consents, waivers, approvals, clearances, waiting period expirations or terminations, orders, authorizations, registrations, declarations, notices and filings or other such actions as may be required under, and other applicable requirements of, applicable Antitrust Laws, (b) such consents, waivers, approvals, clearances, waiting period expirations or terminations, orders, authorizations, registrations, declarations, notices and filings or other such actions as may be required under applicable securities Laws and (c) such other consents, waivers, approvals, clearances, waiting period expirations and terminations, orders, authorizations, registrations, declarations, notices and filings or other such actions that if not obtained or made would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the Sale in a timely manner.

Section 4.5           Ownership of the Shares.  Seller owns the Shares, free and clear of any Encumbrances other than any Encumbrances imposed as a result of applicable securities Laws.

Section 4.6           Brokers’ and Finders’ Fees.  Seller has not incurred, and shall not incur, directly or indirectly, any broker, finder or investment banker fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any of its respective Affiliates.

Section 4.7           Litigation.  There is no Litigation pending or, to the knowledge of Seller, threatened against Seller and Seller is not subject to any outstanding order of any Governmental Entity that, in either case: (i) challenges the execution, delivery, or validity of any action taken or to be taken pursuant to this Agreement or related to the consummation of the transactions contemplated hereby; or (ii) would reasonably be expected, individually or in the aggregate, to have a material adverse effect on Seller’s ability to consummate the Sale.

Section 4.8           Representations Complete.  None of the representations or warranties made by Seller in this Agreement or any certificate furnished by Seller pursuant to this Agreement, when taken together, contain any untrue statement of a material fact, or omits to state any material fact required by such representations or warranties to be disclosed.

Section 4.9           EXCLUSIVITY OF REPRESENTATIONS.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) BY SELLER, THE COMPANY OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, SELLER (ON BEHALF OF ITSELF AND THE COMPANY, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ANY OF THEIR BUSINESSES OR ASSETS, AND SELLER, ON ITS OWN BEHALF AND ON BEHALF OF THE COMPANY AND THEIR RESPECTIVE REPRESENTATIVES, SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE III, AND SELLER EXPRESSLY SET FORTH IN THIS ARTICLE IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article V are true and correct as of the Effective Date and as of the Closing Date (except to the extent such representations and warranties in this Article V expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date).

Section 5.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to have such power or authority would not prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement and consummate the Sale.

Section 5.2           Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Sale.  Buyer has taken all necessary action needed for the authorization, execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Sale. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than Buyer), this Agreement constitutes the valid, legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3           No Conflict.  The execution, delivery and performance by Buyer of this Agreement, and the consummation of the Sale, does not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Buyer, (b) any material Contract to which Buyer is a party or to which it or any of its respective properties or assets (whether tangible or intangible) is subject or bound, or (c) any Law applicable to Buyer or any of its respective properties or assets (whether tangible or intangible), except, in the case of clauses (b) or (c), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the ability of Buyer to consummate the Sale in a timely manner.

Section 5.4           Consents.  No consent, waiver, approval, clearance, waiting period expiration or termination, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the Sale, except for (a) such consents, waivers, approvals, clearances, waiting period expirations or terminations, orders, authorizations, registrations, declarations, notices and filings or other such actions as may be required under, and other applicable requirements of, applicable Antitrust Laws, (b) such consents, waivers, approvals, clearances, waiting period expirations or terminations, orders, authorizations, registrations, declarations, notices and filings or other such actions as may be required under applicable securities Laws and (c) such other consents, waivers, approvals, clearances, waiting period expirations and terminations, orders, authorizations, registrations, declarations, notices and filings or other such actions that if not obtained or made would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Sale in a timely manner.

Section 5.5           Brokers’ and Finders’ Fees.  Buyer has not incurred, and shall not incur, directly or indirectly, any broker, finder or investment banker fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or any of its respective Affiliates.

Section 5.6           Litigation.  There is no Litigation pending or, to the knowledge of Buyer, threatened against Buyer and Buyer is not subject to any outstanding order of any Governmental Entity that, in either case: (i) challenges the execution, delivery, or validity of, or any action taken or to be taken pursuant to this Agreement or related to the consummation of the transactions contemplated hereby; or (ii) would reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyer’s ability to consummate the Sale.

Section 5.7           Representations Complete.  None of the representations or warranties made by Buyer in this Agreement or any certificate furnished by Buyer pursuant to this Agreement, when taken together, contain any untrue statement of a material fact, or omit to state any material fact required by such representations or warranties to be disclosed.

Section 5.8           EXCLUSIVITY OF REPRESENTATIONS.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER, THE COMPANY OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) BY BUYER OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V, BUYER (ON BEHALF OF ITSELF AND ITS REPRESENTATIVES) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ANY OF ITS BUSINESSES OR ASSETS, AND BUYER, ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES, SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND SELLER AND THE COMPANY SHALL RELY SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF BUYER EXPRESSLY SET FORTH IN THIS ARTICLE V.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE SALE

Section 6.1           Conduct of the Business Prior to the Closing.

(a)          From the Effective Date until the earlier of the Closing and the date this Agreement is terminated in accordance with Article X, except (i) as set forth on Section 6.1(a) of the Disclosure Schedules, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law, order or Governmental Entity, or (iv) as consented to in writing (including via e-mail) by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to carry on its business in the ordinary course of business consistent with past practices and to maintain and preserve intact its current business organizations, assets and properties, keep available the service of its current officers and employees and preserve the relationships with customers, suppliers, and others having significant business dealings with the Company.

(b)          Without limiting Section 6.1(a), from the Effective Date until the earlier of the Closing and the date this Agreement is terminated in accordance with Article X, except (i) as set forth on Section 6.1(b) of the Disclosure Schedules, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law, Order or Governmental Entity, or (iv) as consented to in writing (including via e-mail) by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not take any of the following actions:

(i)          amend or modify any of its Organizational Documents or change the authorized Equity Interests (or the terms thereof);

(ii)         split, combine, subdivide, recapitalize or reclassify any of its Equity Interests or issue or authorize the issuance of any other Equity Interest in respect of, in lieu of or in substitution for any of its other Equity Interests;

(iii)        declare, set aside, make or pay any dividend or other distribution in respect of its Equity Interests, other than dividends or distributions in Cash and Cash Equivalents paid in advance of the Adjustment Time;

(iv)        authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its Equity Interests or transfer any Equity Interests;

(v)          redeem or repurchase any of its Equity Interests or other ownership interests (except in connection with a termination of employment; provided, that the transactions contemplated by such redemption close prior to the second (2nd) Business Day prior to the Closing and contain a customary release from the terminated employee);

(vi)         enter into an Add-On Acquisition or Disposition Transaction;

(vii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, asset purchase or similar transaction, recapitalization or other restructuring;

(viii)      mortgage, pledge, encumber or otherwise subject any material property or material asset to any Encumbrance, except for Permitted Encumbrances;

(ix)         incur, assume or guarantee any Indebtedness (other than to the extent the amount is included in Company Indebtedness or constitutes Parent Company Debt Guaranty Obligations under the Parent Company Credit Facility);

(x)          sell, lease, sublease, exclusively license, assign, transfer or otherwise dispose of any property or asset (or group of properties or assets), other than sales of obsolete equipment or other assets sold or disposed of in the ordinary course of business;

(xi)          sell, assign, transfer, abandon, let lapse or otherwise dispose of or exclusively license to a third party any Intellectual Property material to the Company, except in the ordinary course of business consistent with past practice;

(xii)       except as expressly required pursuant to the terms of a Company Employee Plan in effect as of the Effective Date, (A) increase the compensation payable or to become payable or the benefits provided to its directors, managers, officers or employees, except for increases in the ordinary course of business consistent with past practices, (B) hire other than to fill open positions, terminate other than for cause or change the material responsibilities of any officer or other key employee, (C) make or grant any material increase in, or contribute any material amount to, any Company Employee Plan, or materially amend or terminate any existing Company Employee Plan sponsored solely by the Company or adopt or establish any Company Employee Plan, (D) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Employee Plan or (E) enter into any collective bargaining or similar agreement with any labor organization;

(xiii)      materially defer or make any material commitments for capital expenditures that would be required to be paid after the Closing, except (A) in the ordinary course of business or (B) for such capital expenditures or commitments involving future payments not in excess of One Hundred and Twenty Thousand Dollars (USD $120,000) in the aggregate;

(xiv)       make any (A) loans or advances to (other than the payment of salary and benefits in the ordinary course of business or the payment, advancement or reimbursement of expenses in the ordinary course of business) any Persons; (B) guarantees for the benefit of any Persons; or (C) capital contributions to, or investment in, any Person;

(xv)        change material accounting policies or procedures, except as required by GAAP or applicable Law;

(xvi)          enter into any merger, consolidation, recapitalization or other business combination or make any other acquisition of any business;

(xvii)      except as expressly provided in this Agreement, (A) amend, waive any material right or accelerate any material obligation under or terminate (except in the event the term thereof ends) any Disclosable Contract or (B) enter into any Contract that would be considered a Disclosable Contract if entered into prior to the Effective Date; provided, however, that the foregoing shall in no event prohibit the Company from renewing Disclosable Contracts on substantially similar terms in the ordinary course of business;

(xviii)    settle, release, waive, or compromise any active, pending or threatened Litigation or other disputes other than settlements, releases, waivers or compromises for active, pending or threatened Litigation or other disputes (A) that do not impose material restrictions or changes on the business or operations of the Company and (B) where the amount paid in settlement or compromise less any amounts covered by insurance does not exceed Sixty Thousand Dollars (USD $60,000) individually or One Hundred and Twenty Thousand Dollars (USD $120,000) in the aggregate for all such Litigation, except, in each case, to the extent such amounts are to be paid prior to the Adjustment Time;

(xix)       enter into any Contract or other transaction with any Affiliate of the Company;

(xx)        make, change or revoke any material Tax election; adopt or change any material Tax accounting method; enter into any closing agreement in respect of Taxes; prepare or file any income or other material Tax Return inconsistent with past practice unless required by applicable Law; amend any material Tax Return unless required by applicable Law; request any ruling from a Governmental Entity with respect to Taxes; settle any material Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of material Taxes;

(xxi)       effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN or any similar state Law, affecting in whole or in part any site of employment, facility, operating unit or employee;

(xxii)      conclude or agree to any corrective action plan, corporate integrity agreement or Order;

(xxiii)    fail to maintain in full force and effect its material insurance policies in a form and amount consistent with past practices;

(xxiv)     factor or otherwise sell any accounts receivable arising after the date of this Agreement;

(xxv)      take any action that would have a Company Material Adverse Effect or a Seller Material Adverse Effect;

(xxvi)     enter into any collective bargaining agreement or similar agreement except when required by Law; or

(xxvii)   enter into any Contract, commitment or undertaking to do any of the activities prohibited by the foregoing provisions of this Section 6.1(b).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1           Access to Information.

(a)          Between the Effective Date and the earlier of the Closing Date and the date this Agreement is terminated in accordance with Article X, upon reasonable prior written notice, the Company shall give Buyer, its authorized agents and its representatives (i) reasonable access to the facilities, properties, directors, senior management, accountants, operations, contracts, other documentation and data, and books and records of the Company and (ii) reasonable access to any financial and operating data and other information regarding the assets, properties or business of the Company as may be reasonably requested from time to time, in each case solely for the purpose of facilitating Buyer’s efforts to consummate the Closing of the Sale or the completion of the Hoodoo Diligence Process.  The foregoing shall not permit Buyer, its authorized agents or representatives to conduct any invasive environmental testing or sampling of any environmental media, including but not limited to facility surface and subsurface soils and water, air or building materials and provided, that the Company shall not be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company in the ordinary course of business, and any such data or information may be delivered in the form in which it is ordinarily maintained.  Any information provided by the Company pursuant to this Agreement shall be subject to the Confidentiality Agreement and compliance with applicable Law, including HIPAA.  Notwithstanding anything to the contrary set forth in this Agreement, prior to the Closing, neither the Company, Seller, nor any of their respective Affiliates, shall be required to disclose to Buyer or any of its representatives any information (A) if doing so would contravene any Contract, fiduciary duty or applicable Law to which any such Person or any of their respective Affiliates is a party or otherwise bound or is subject, or which it reasonably determines upon the advice of counsel could result in the loss of the ability to successfully assert the attorney-client/solicitor-client, work product or any other legal privilege, (B) if any such Person or any of its Affiliates, on the one hand, and Buyer and any of its Affiliates, on the other hand, are, or are threatened to be, adverse parties in a Litigation, or (C) if any such Person or any of its Affiliates determines, in good-faith, that such information should not be so disclosed due to its competitively or commercially sensitive nature.

(b)          Buyer shall not (and shall cause its Affiliates and representatives not to), prior to the Closing Date, have any contact in connection with the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, supplier or governmental regulator of the Company, except in consultation with Seller and then only with the express prior approval of Seller (not to be unreasonably withheld, conditioned, or delayed).  All requests by Buyer for reasonable access, upon reasonable notice, or information shall be submitted or directed exclusively to an individual or individuals to be designated in writing by Seller.  If requested by Buyer, senior management of the Company, Seller and Parent shall engage in a reasonable number of integration planning discussions with Buyer.

Section 7.2           Confidentiality.

(a)          The Parties shall adhere to the terms and conditions of the Confidentiality Agreement, which shall automatically terminate as of the Closing.

(b)          Subject to the terms and conditions hereof, during the period from the Closing to the seventh (7th) anniversary of the Closing, Seller shall and shall cause its Affiliates to, and shall use its commercially reasonable efforts to cause its respective representatives to, keep confidential all Confidential Information, except that in connection with a potential transfer of its interest in the Deferred Cash Consideration, Seller and its Affiliates may disclose Confidential Information to any person that has entered into a customary non-disclosure agreement.  If Seller or any of its Affiliates or representatives receives a request or is legally required or compelled (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, including pursuant to any stock exchange rule) to disclose any Confidential Information, such Person shall notify, to the extent permissible and reasonably practicable, Buyer promptly of such event so that Buyer may seek an appropriate protective order (at its sole cost and expense) and, if in the absence of a protective order, such Person may disclose the Confidential Information only to the extent necessary to comply with applicable Law. Seller shall and shall cause its Affiliates to keep confidential any trade secrets of Buyer, any of its Affiliates, and the Company, for as long as such trade secret qualifies as a trade secret under applicable federal, state or local Law.  Nothing herein shall prevent Seller or any of its Affiliates from:

(i)          disclosing information to establish or enforce any rights under this Agreement or any agreement entered into by such Person in connection herewith; or

(ii)          in the case of Affiliates of Seller, as applicable, and their respective Affiliates, providing (A) the financial results achieved by such Person and its respective Affiliates (including the aggregate valuation and amount of investment that has been made) with respect to its beneficial interest in the Company, (B) a description of the Company (including its financial performance, and such Person’s and their respective Affiliates’ investment and role therein), or (C) such other information as such Person and its Affiliates provide to the current or prospective limited partners, financing sources or other business associates of it and its Affiliates and their respective advisors in the ordinary course of business; provided, that such disclosure shall have a valid business purpose and shall be effected in a manner consistent with customary practices of such Person and its respective Affiliates in respect of previously owned and sold portfolio companies; provided, further, that such disclosure shall not include the specific terms of the transactions contemplated by this Agreement (excluding terms relating to the matters described in clauses (A) or (B) above) unless the recipient of such disclosure is bound to keep such information confidential.

Section 7.3           Regulatory and Other Authorizations.

(a)          Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all appropriate action necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and in any event before the Outside Date, including to (i) obtain from any Governmental Entity any consent, approval, authorization, waiver or order under applicable antitrust Laws required to be obtained or made by the Parties or any of their respective Affiliates and avoid any Litigation by any Governmental Entity, in each case, in connection with the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement and (ii) as promptly as practicable make all necessary filings with the United States Department of Justice and the United States Federal Trade Commission, and thereafter make any other required submissions requested in connection therewith and make any similar filing with any other Governmental Entity for which such filing or notice is required with respect to this Agreement required under any applicable antitrust Laws, in each case in connection with the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement.  Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall, and shall cause their respective Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, waivers, actions, non-actions, qualifications, or orders and the making of all such registrations, submissions, notifications or filings, including, unless prohibited by applicable Law or a Governmental Entity, providing copies of all such non-proprietary documents to the non-filing parties and its advisors (which such advisors can receive, as necessary, proprietary and competitively sensitive materials pursuant to a joint defense agreement) prior to filing and, if reasonably requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.  The Parties shall, and shall cause their respective Affiliates to, promptly furnish to each other all information required for any application or other registration, submission, notification or filing to be made by the other with or to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(b)          The Parties shall, and shall cause their respective Affiliates to, coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under any applicable antitrust Laws as promptly as practicable and in any event before the Outside Date.  In connection with any investigation or other inquiry, Buyer and Seller shall, and shall cause their respective Affiliates to, unless prohibited by applicable Law or a Governmental Entity, (i) keep the other Party promptly informed of any communication received by such Party or any of its Affiliates from any Governmental Entity regarding any of the transactions contemplated hereby, (ii) furnish the other Party (through counsel pursuant to the terms of a joint defense agreement, as necessary) with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them, and any Governmental Entity, with respect to this Agreement, and provide a reasonable opportunity to the other Party to comment on letters, presentations, whitepapers and other substantive communications to the Governmental Entity and consider, in good faith, any reasonable comments on such correspondences, filings and written communications, and (iii) provide the other Party and its advisors with a reasonable opportunity to (A) review any proposed communication by such Party or its Affiliates with any Governmental Entity, (B) consult with the other Party prior to any meeting or telephone calls with any Governmental Entity, and (C) attend and participate in such meetings or telephone calls.  Without limiting the generality of the foregoing, except for those communications responding to requests or inquiries by a Governmental Entity directed specifically to Seller, Buyer shall have responsibility for directing, devising, and implementing the general strategy for; responding to any request from, inquiry by, or investigation by (including directing the timing, nature, and substance of all such responses); and for leading all meetings and communications with respect to any approvals and authorizations or expiration of waiting periods for the transactions contemplated herein under any applicable Law.  Notwithstanding the foregoing, each Party shall be permitted to redact, remove or withhold any information, or exclude the other parties and their Affiliates or representatives from the portion of any conversation that includes competitively sensitive information of such party, including references thereto.

(c)          The Parties will each bear their respective cost of any additional expenses incurred in connection with securing antitrust clearance for the transaction, if any.

Section 7.4           Consents.  Prior to the Closing, the Company shall, and Buyer shall cooperate with the Company in good faith to, use commercially reasonable efforts to make or obtain at the earliest practicable date all the notices, authorizations, consents, orders and approvals set forth on Section 7.4 of the Disclosure Schedules; provided, however, that Seller’s obligations to use “commercially reasonable efforts” described herein shall expressly not include the obligation to agree to any amendment or modifications of the terms of any Contract or to incur any out-of-pocket costs or expenses.  None of the Company or any of its Affiliates shall have any liability to Buyer or any of its Affiliates arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VIII.

Section 7.5           Press Releases.  On and after the date hereof and through the Closing Date, the Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Sale, and none of the Parties shall issue any press release or make any public statement prior to obtaining the other Parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any Party.

Section 7.6           No Solicitation.  From the Effective Date until the earlier of the Closing Date and the date this Agreement is terminated in accordance with Article X, each of Seller and the Company shall not and each shall not permit any of their respective Affiliates or any of their respective directors, managers, officers, employees, advisors, representatives or agents to, directly or indirectly, (i) negotiate, undertake, authorize, recommend, propose or enter into or authorize the entry into, either as the proposed surviving, merged, acquiring or acquired Person, any transaction involving a merger, consolidation, business combination, recapitalization, liquidation, dissolution, exchange, purchase, sale, transfer, lease, license, mortgage, pledge, disposition or similar transaction with respect to any assets of the Company (other than the sale of inventory in the ordinary course of business) or any of the Equity Interests of the Company, or any other transaction which would preclude or materially interfere with, hinder or delay the consummation of the transactions contemplated hereby, in each case in one transaction or series of related transactions (other than the transactions contemplated by this Agreement) (an “Acquisition Transaction”) or any Contract, letter of intent, memorandum of understanding or other arrangement with respect to an Acquisition Transaction, (ii) facilitate, encourage, entertain, solicit, discuss or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  Each of Seller and the Company shall and shall cause each of their respective Affiliates and all of their respective representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction.  For the avoidance of doubt, (i) the Company and Seller may respond to unsolicited inquiries regarding any transaction contemplated by and described in this Section 7.6 by stating that Seller is prohibited from engaging in negotiations, discussions or agreements with any other Persons regarding the Company and (ii) nothing herein shall prohibit any action regarding a change of control of Parent.

Section 7.7           D&O Indemnification; D&O Tail Policy.  For a period of six (6) years after the Closing, Buyer shall honor and satisfy its obligations under, and shall not amend, repeal or modify, any provision in the respective Organizational Documents of the Company provided to Buyer prior to the Effective Date, in each case as in effect on the Effective Date, relating to the exculpation, indemnification or advancement of expenses of any current or former officers, directors or managers (unless required by Law) with respect to acts or omissions of any such individual occurring at or prior to the Closing, it being the intent of the Parties that the current and former officers, directors and managers of such Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent provided by such Organizational Documents with respect to acts or omissions of any such individual occurring at or prior to the Closing.  For a period of six (6) years from the Closing Date, Buyer shall provide coverage to all eligible personnel under Buyer’s policies of directors’ and officers’ liability insurance.  The Company shall, at the sole cost and expense of Seller, obtain as of the Closing Date “tail” directors’ and officers’ liability, employment practices and fiduciary liability insurance policies with a claims period of six (6) years from the Closing Date (the “D&O Tail Policy”).  Without limiting any rights of any Person with regard to third-party claims (but solely in the Person’s capacity as a director, manager or officer of the Company), no Person, solely with respect to claims by a Buyer Indemnified Party pursuant to this Agreement, shall seek indemnification, advancement, reimbursement or contribution from the Company under any statute, contract, contractual theory or the Organizational Documents of the Company or by virtue of the provisions of this Section 7.7. The obligations under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any to whom this Section 7.7 applies without the prior written consent of such Person (it being expressly agreed that the such Persons to whom this Section 7.7 applies shall be third-party beneficiaries of this Section 7.7 and shall be entitled to enforce the covenants contained herein after the Closing).  In the event Buyer, the Company, or their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or the Company, as applicable, assume the obligations set forth in this Section 7.7.

Section 7.8           Tax Matters.

(a)          Transfer Taxes.  Any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the transactions contemplated hereby shall be borne fifty (50%) percent by Seller and fifty (50%) percent by Buyer.  Buyer and Seller shall use commercially reasonable efforts to cooperate in timely filing any Tax Returns with respect to such Transfer Taxes and the party required under applicable Law (i) to file any Tax Return for Transfer Taxes shall prepare and file such return and provide the other Party with proof of filing thereof and (ii) to pay any Transfer Taxes shall pay such Transfer Taxes to the applicable Governmental Entity and provide the other Party with proof of payment thereof.  The applicable Parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(b)          No Section 338(g) Election.  Buyer shall not make (or cause or permit to be made) an election under Code Section 338 (or any similar election under state, local, or non-U.S. Law) with respect to the transactions described herein.

(c)          Pre-Closing Tax Returns.  Seller shall prepare, or cause to be prepared, at Seller’s expense, (i) any combined, consolidated or unitary Tax Return that includes any member of the Seller Group, on the one hand, and the Company, on the other hand (“Combined Tax Returns”) and (ii) all Tax Returns (other than any Combined Tax Return) that are required to be filed by or with respect to the Company for taxable periods ending on or before the Closing Date regardless of when such Tax Returns are due (the Tax Returns described in this clause (ii), the “Pre-Closing Tax Returns”).  All such Pre-Closing Tax Returns shall be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Law. Seller shall provide to Buyer drafts of any Pre-Closing Tax Return for Buyer’s review and comment no later than thirty (30) days before the due date in the case of a Pre-Closing Tax Return that relates to income Taxes and within a reasonable period of time prior to filing of the Tax Return for any non-income Pre-Closing Tax Returns.  Seller shall consider in good faith any comments provided by Buyer to any Pre-Closing Tax Returns described in this Section 7.8(c) that are provided to Seller at least seven (7) days prior to the due date (or, in circumstances where drafts of any non-income Pre-Closing Tax Returns have been provided fifteen (15) or fewer days to the due date, at least two (2) days prior to the due date) and thereafter shall execute and timely file or cause to be executed and timely filed all such Pre-Closing Tax Returns and shall pay or cause to be paid the Taxes shown as payable thereon (to the extent that any such Taxes were not otherwise included in the calculation of Net Working Capital, Company Taxes Payable, or otherwise in determining the Closing Cash Payment, in which case, Buyer shall pay or cause to be paid any such Taxes).

(d)          Straddle Period Tax Returns.  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns required to be filed by the Company for any Straddle Period (“Straddle Period Tax Returns”).  Buyer shall submit each such Straddle Period Tax Return to Seller for Seller’s review and comment no later than thirty (30) days before the due date in the case of a Straddle Period Tax Return that relates to income Taxes and within a reasonable period of time prior to filing of the Tax Return for any non-income Straddle Period Tax Returns.  Buyer shall consider in good faith any comments provided by Seller to such Straddle Period Tax Returns.  Buyer shall pay or cause to be paid the Taxes shown as payable on such Straddle Period Tax Returns and Seller shall reimburse Buyer for the amount of Taxes allocable to the Pre-Closing Tax Period (to the extent any such Taxes were not otherwise included in the calculation of Net Working Capital, Company Taxes Payable, or otherwise taken into account in determining the Closing Cash Payment) and as determined pursuant to Section 7.8(e) shown as payable on the Tax Returns described in this Section 7.8(d).

(e)          Apportionment of Taxes.  For purposes of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes of the Company based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of other Taxes of the Company for a Straddle Period for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(f)          Transaction Tax Deductions.  To the maximum extent permissible under applicable Law, Tax Returns to be filed and prepared under Section 7.8c) and Section 7.8(d) with respect to income Taxes shall reflect all applicable Transaction Tax Deductions in the Pre-Closing Tax Period.

(g)          Tax Items.  Seller and Buyer agree that, for U.S. federal income Tax purposes, all Tax items accruing on or before the Closing Date shall be allocated to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)).

(h)          Cooperation.  Each of Seller, the Company, and Buyer shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by the other Party and at the requesting Party’s expense, in connection with the filing of any Tax Returns for the Company, the filing and prosecution of any Tax claims, and any audit, Litigation or other proceeding with respect to Taxes of the Company.  Such cooperation shall include making employees available on a mutually convenient basis to provide assistance in the preparation of Tax Returns and additional information and explanation of any material provided hereunder.

(i)           Tax Contests.  The Company, Buyer, and Seller, as applicable, shall notify Buyer and Seller, as applicable, within thirty (30) days upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to Taxes of the Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) (a “Tax Contest”); provided, that no failure or delay of the Company or Buyer in providing such notice shall reduce or otherwise affect the obligations of Seller pursuant to this Agreement, except to the extent that Seller is prejudiced as a result of such failure or delay.  In the case of a Tax Contest that relates to any Pre-Closing Tax Period (excluding any Tax Contest relating to a Straddle Period), Seller shall control the conduct of such Tax Contest; provided, that Buyer shall have the right to participate (at its sole expense) in any such Tax Contest and with counsel of its choosing.  In the case of a Tax Contest that relates to a Straddle Period, Buyer shall control the conduct of such Tax Contest, including by selecting counsel of its choosing, and Seller shall have the right, but not the obligation, to participate (at Seller’s expense) in any such Tax Contest.  If a Party controls any Tax Contest, it shall provide the other Party with copies of all correspondence from any Governmental Entity relating to such Tax Contest, permit the other Party to attend meetings and review and comment on submissions relating to any such Tax Contest, and shall consider in good faith any comments provided by the other Party (“Tax Contest Participation Rights”).  The Party controlling such Tax Contest shall not settle or otherwise resolve a Tax Contest without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).  (“Tax Contest Settlement Rights”).  In the case of Tax Contests which Seller is responsible for controlling, but Seller fails to control or defend (failure to control or defend determined in the reasonable discretion of Buyer) (“Buyer Takeover Tax Contest”), any reasonable cost or expense borne by Buyer to control or defend such Buyer Takeover Tax Contest shall be indemnified pursuant to Section 9.2(a)(vii).  Further, and notwithstanding anything to the contrary herein, Seller shall have no Tax Contest Participation Rights or Tax Contest Settlement Rights with respect to any Buyer Takeover Tax Contest.  For the avoidance of doubt, the provisions of this Section 7.8(i) instead of Section 9.2(f) shall apply with respect to any Tax Contest.

(j)           Tax Refunds.  Seller shall be entitled to receive all refunds (or credits for overpayments) of Taxes of the Company for Pre-Closing Tax Periods received by Buyer after the Closing that were not otherwise taken into account in the calculation of the Final Closing Cash Payment, Net Working Capital or Company Taxes Payable.  Upon receipt of any such Tax refund (or credits for overpayments), and in no event later than five (5) Business Days after receipt by Buyer or the Company, Buyer will, and will cause the Company to, deliver and pay over, to Seller, by wire transfer of immediately available funds, such Tax refunds (or credits for overpayments), including any interest actually received thereon less any related out-of-pocket expenses and Taxes attributable to the receipt thereof.  In the event any Tax refund is subsequently disallowed or determined to be an amount less than the amount taken into account to make a payment pursuant to this Section 7.8(j), by a Governmental Entity, Seller shall promptly return such excess to Buyer along with any applicable interest and penalties less any related out-of-pocket expenses and Taxes attributable to the receipt thereof.  Seller shall, and shall cause its Affiliates (including the Company prior to the Closing) to, use their respective commercially reasonable efforts to claim any available refund as a cash payment from the applicable Governmental Entity rather than as a credit against any other Tax liability to the extent permitted by applicable Law.

(k)          Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company (which for the avoidance of doubt shall not include any agreement entered into in the ordinary course of business the primary purpose of which is not Taxes) shall be terminated as of the Closing Date and, after the Closing Date, no such party shall be bound thereby or have any liability thereunder.

(l)           Post-Closing Tax Actions.  To the extent reasonably expected to increase the Tax liability of Seller following the Closing, Buyer shall not, and Buyer shall cause its Affiliates (including the Company) not to, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (i) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency for a Pre-Closing Tax Period, (ii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (iii) make or initiate any voluntary contact with a Governmental Entity (including any voluntary disclosure agreement or similar process) regarding any Pre-Closing Tax Period.

Section 7.9           Books and Records.  Subject in all respects to applicable Law and the bona fide document retention and recordkeeping policies of Buyer and its Affiliates (including with respect to electronic records and communications), from the Closing Date until the seventh (7th) anniversary of the Closing Date, Buyer shall cause the Company to retain all books, records and other documents pertaining to its business in existence on the Closing Date and, subject to applicable privilege or restriction, to make the same available for inspection and copying by Seller or any of its representatives (at the sole expense of Seller) during the normal business hours of the Company, as applicable, upon reasonable request and upon reasonable notice to the extent such access is reasonably necessary to comply with reporting, disclosure, inspection, access, filing or other requirements imposed by applicable Law or for use in any other proceeding or in order to satisfy Tax, audit, or accounting claims, in each case with respect to Seller or its Affiliates (excluding the Company) and will permit Seller or any of its representatives to make such copies of any such information.  Buyer and its Affiliates shall not be obligated to retain or provide access to any corporate, accounting, legal, auditing, human resources and other books and records where such access would violate any Law or does not pertain to the business of the Company prior to the Closing Date.

Section 7.10         Further Action.  Subject to the terms of this Agreement, including Section 7.3, each Party shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby at no additional out-of-pocket cost or expense to such Party.  Following the Closing, each Party hereto agrees to use its respective commercially reasonable efforts to cooperate fully with the other Party and, at no additional out-of-pocket cost or expense to such Party, to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other Party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

Section 7.11         Restrictive Covenants.

(a)          Seller will not, and will cause its Affiliates (each a “Restricted Party”) not to, for a period of eighteen (18) months after the Closing Date (the “Restricted Period”), without the prior written consent of Buyer (which may be withheld in its sole discretion), either alone or in conjunction with any other Person, directly or indirectly, for their own benefit or for the benefit of any other Person, or through their present or future Affiliates, solicit, interfere with or endeavor to entice away, offer to employ, employ or cause to be employed, hire, attempt to hire or aid or assist any other Person to solicit, employ or hire, whether on a full-time, part-time, consulting or any other basis, any person who is an employee of the Company as of the Closing; unless such individual (i) is no longer (and has not for the prior three (3) months been) in the employ of the Company, (ii) approaches Seller or its Affiliate on an unsolicited basis or (iii) is contacted or solicited through general non-targeted solicitation or advertisement in a newspaper, online or through an employment agency.  Seller agrees on behalf of itself and each other Restricted Party that any remedy at Law for any breach by any Restricted Party of this Section 7.11 would be inadequate, and that Buyer, its Affiliates and the Company shall be entitled to injunctive relief in such a case.  If any one or more of the provisions contained in this Section 7.11 shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable Law.

(b)          Seller further agrees, on behalf of itself and each Restricted Party, that during the Restricted Period, such Restricted Party shall not disparage the Company or any of its officers, directors, direct or indirect shareholders or members, or employees (in their respective capacities as officers, directors, direct or indirect shareholders or members, or employees of the Company) in any manner likely to be harmful to such Person, or its personal or business reputation.

(c)          Buyer agrees, on behalf of itself and its Affiliates, that during the Restricted Period, no such Person shall disparage Seller and its Affiliates or any of their respective officers, directors, direct or indirect shareholders or members, or employees in any manner likely to be harmful to such Person, or its personal or business reputation.

(d)          Each Party agrees that any remedy at law for any breach of this Section 7.11 would be inadequate, and that the other Parties shall be entitled to injunctive relief in such a case.  If any one or more of the provisions contained in this Section 7.11 shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable Law.

Section 7.12         Misdirected Payments.  Except as otherwise expressly provided in this Agreement, following the Closing, if any payments owed and payable to the Company are paid to Seller or any of its Affiliates, then Seller shall, or shall cause its Affiliate to, promptly remit by wire or draft such payment to an account designated in writing by Buyer.

Section 7.13         Release of the Company’s Deed of Trust.  Seller shall cause the Company to obtain and deliver to Buyer, on or prior to the Closing Date, the Deed of Trust Release, as well as any additional documents required by Buyer to assure the Company Properties subject to the Deed of Trust are wholly clear of the liens, security interests, conveyances, rights, and assignments which are evidenced by the Deed of Trust, provided, that release documentation in such form prescribed by Nevada law for the reconveyance and release of the lien of a deed of trust, and without any objective errors, shall be deemed satisfactory, and provided further, that effectiveness of any such release may be conditioned on the Closing and the transactions being consummated in accordance with the terms of this Agreement.

Section 7.14         Parent Guarantee.  Parent shall take all action necessary to cause Seller to perform its obligations under this Agreement, and Parent hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by Seller of all of Seller’s covenants, agreements, obligations and liabilities under this Agreement, in accordance with the terms thereof at its sole cost and expense.  Parent shall take all action necessary to cause the Company to perform its pre-Closing obligations under this Agreement, and Parent hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by the Company of all of Company’s Pre-Closing Covenants, agreements, obligations and liabilities under this Agreement, in accordance with the terms thereof at its sole cost and expense.  Parent acknowledges and further agrees that its guaranty shall also include the payment and performance of all obligations of Seller and the payment and performance of all pre-Closing obligations of the Company, and shall not be conditioned or contingent upon the pursuit of any remedies against Seller or the Company.

Section 7.15          Buyer Guarantor Guarantee.  Buyer Guarantor shall take all action necessary to cause Buyer to perform its obligations under this Agreement, and Buyer Guarantor hereby irrevocably and unconditionally guarantees to Seller the prompt and full discharge by Buyer of all of Buyer’s covenants, agreements, obligations and liabilities under this Agreement, in accordance with the terms thereof at its sole cost and expense.  Buyer Guarantor shall take all action necessary to cause Company to perform its post-Closing obligations under this Agreement, and Buyer Guarantor hereby irrevocably and unconditionally guarantees to Seller the prompt and full discharge by the Company of all of the Company’s post-Closing covenants, agreements, obligations and liabilities under this Agreement, in accordance with the terms thereof at its sole cost and expense.  Buyer Guarantor acknowledges and further agrees that its guaranty shall also include the payment and performance of all obligations of Buyer and the payment and performance of all post-Closing obligations of the Company and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer or the Company.

Section 7.16         Replacement Reclamation Bonds.  At least fifteen (15) days prior to the Closing, Buyer shall deliver to Seller evidence that Buyer has obtained, subject only to the Closing, substitute guarantees, letters of credits, bonds, security deposits, or other surety instruments and obligations and evidence of financial capacity in each case acceptable to the relevant Governmental Entities in replacement of the reclamation bonds set forth on Section 7.16 of the Disclosure Schedule.  Within five (5) days after the Closing, Buyer shall deliver to the applicable Governmental Entity duly executed replacement bonds and use its best efforts to cause the full and unconditional release of Seller and its Affiliates from all obligations thereto.

Section 7.17         Guaranty Release.  Prior to the Closing, Seller shall deliver or cause to be delivered to Buyer duly executed releases (the “Guaranty Release Letters”), in reasonable and customary form, with respect to (a) the guaranty obligations of the Company in respect of the Parent Company Credit Facility and the Parent Company Notes (the “Parent Company Debt Guaranty Obligations”) and (b) all Encumbrances in respect of the Shares or the assets and properties of the Company granted in connection with the Parent Company Credit Facility; such Guaranty Release Letters shall provide that, effective as of the Closing, (i) the Company shall be released from the relevant Parent Company Debt Guaranty Obligations and (ii) in the case of such Guaranty Release Letter in respect of the Parent Company Credit Facility, all Encumbrances and collateral agreements relating to the Shares and/or the assets and properties of the Company which secure such obligations or any other obligations in respect of the Parent Company Credit Facility shall be automatically released and terminated.

Section 7.18         Use of Certain Names.  Except as expressly provided in this Section 7.18, the Company shall not use or have the right to use, and Buyer shall not and shall cause its Affiliates (including the Company) and its Affiliates not to use, any trademarks owned by or licensed to Seller, Parent or any of its Affiliates as of the Closing, or any trademarks that are confusingly similar thereto (collectively, the “Seller Marks”).  After the Closing, the Company shall, and Buyer shall cause the Company to, (i) not hold themselves out as having any current affiliation with Seller, Parent or its Affiliates, and (ii) minimize and eliminate use of the Seller Marks.  Buyer covenants and agrees to take all steps necessary within ninety (90) days after the Closing to effectuate a change of the name for the Company and to delete the Seller Marks and use of the “Coeur” name in any form whatsoever.  Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from such change in use of name, and any resulting notification or approval requirement.

ARTICLE VIII
 CONDITIONS TO THE CLOSING

Section 8.1           Conditions to the Obligations of Each Party.  The respective obligations of each Party to effect the Sale are subject to the satisfaction of the following conditions, any one or more of which may be waived (to the extent permitted by applicable Law) by the other Parties hereto at or prior to the Closing:

(a)          Antitrust.  The waiting period (and any extension thereof) applicable to, or clearance with respect to, the transactions contemplated in this Agreement under all anti-trust Laws, if any, shall have terminated, expired or been obtained.

(b)          No Orders or Restraints; Illegality.

(i)          No preliminary or permanent injunction or other Order nor any Law or Order shall be in effect that would have the effect of (x) making the consummation of the transactions contemplated by this Agreement illegal or (y) otherwise prohibiting the consummation of the transactions contemplated hereby; and

(ii)         No Action shall be pending in a court of competent jurisdiction brought by a Governmental Entity demanding such a permanent injunction or Order that would (x) reasonably be expected to be granted and (y) if the transactions contemplated hereby were to be consummated prior to the resolution of such Action, would reasonably be expected to cause the transactions contemplated hereby to be rescinded following such resolution.

Section 8.2           Conditions to the Obligations of Buyer.  The obligations of Buyer to effect the Sale are further subject to the satisfaction of the following conditions, any one or more of which may be waived (to the extent permitted by applicable Law) by Buyer at or prior to the Closing:

(a)          Representations and Warranties.

(i)          The Company Fundamental Representations and the Seller Fundamental Representations and the representations and warranties of the Company contained in Section 3.12 (Company Properties) of this Agreement shall, in each case, be true and correct (without giving effect to any limitation as to “materiality”, “material”, “Company Material Adverse Effect”, “Seller Material Adverse Effect”, or similar qualifiers therein), other than de minimis inaccuracies or misstatements, as of the Effective Date and as of the Closing Date, as if made at and as of such date (except to the extent such representations and warranties described in this Section 8.2(a)(i) expressly relate to a specific date in which case such representations and warranties shall be true and correct as of such date and except with respect to Section 3.29 and Section 4.6 for such inaccuracies to the extent cured by virtue of the inclusion of amounts due to brokers or finders that result in such inaccuracy as a Transaction Expense on the Estimated Closing Statement);

(ii)          the representations and warranties of the Company set forth in Article III and of Seller set forth in Article IV (other than, in each case, those described in Section 8.2(a)(i) above) shall be true and correct (without giving effect to any limitation as to “materiality”, “material”, “Company Material Adverse Effect”, or similar qualifiers therein) as of the Effective Date and as of the Closing Date, as if made at and as of such date (except to the extent such representations and warranties described in this Section 8.2(a)(ii) expressly relate to a specific date in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties described in this Section 8.2(a)(ii) to be so true and correct (without giving effect to any limitation as to “materiality”, “material”, “Company Material Adverse Effect”, “Seller Material Adverse Effect”, or similar qualifiers therein) have not had or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Seller Material Adverse Effect.

(b)          Performance and Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)          Performance and Obligations of Seller.  Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(d)          Officer’s Certificates.  The Company shall have delivered a certificate of an authorized officer of the Company dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 8.2(a) (with respect to the representations and warranties of the Company), Section 8.2(b), and Section 8.2(e) (with respect to the absence of a Company Material Adverse Effect) and Seller shall have delivered a certificate of an authorized officer of Seller dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 8.2(a) (with respect to the representations and warranties of Seller) and Section 8.2(c).

(e)          Release of the Company’s Deed of Trust.  Seller and the Company shall fulfill the covenant set forth in Section 7.13.

(f)          Title Curative.  The Title Defects shall have been cured to the reasonable satisfaction of the Buyer.

(g)          Hoodoo Conveyance.  The Company shall have completed the Hoodoo Transfer.

(h)          No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 8.3           Additional Conditions to Obligations of Seller.  The obligation of Seller to effect the Sale is further subject to the satisfaction of the following conditions, any one or more of which may be waived by Seller at or prior to the Closing:

(a)          Representations and Warranties.  The representations and warranties of Buyer set forth in Article V shall be true and correct, other than de minimis inaccuracies or misstatements, as of the Effective Date and as of the Closing Date, as if made at and as of such date (except for those representations and warranties described in this Section 8.3(a) that address matters only as of a particular date need only be so true and correct as of such date).

(b)          Performance of Obligations of Buyer.  Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)          Officer’s Certificate.  Buyer shall have delivered a certificate of an authorized officer dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b).

Section 8.4           Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Section 8.1, Section 8.2, or Section 8.3, as the case may be, to be satisfied or terminate this Agreement as a result of any such failure, if such failure was primarily the result of such Party’s breach of this Agreement.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 9.1           Survival.  All representations and warranties of the Parties contained in Article III, Article IV and Article V shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date, except that: (i) the Company Fundamental Representations, the Seller Fundamental Representations and the representations and warranties of Buyer set forth in Article V (collectively, the “Fundamental Representations”), shall, in each case, survive until the fifth (5th) anniversary of the Closing; (ii) the representations and warranties in Section 3.12 (Company Properties) shall survive the Closing and shall remain in full force and effect until the date that is thirty six (36) months after the Closing Date and (iii) the representations and warranties in Section 3.27 (Tax Matters) shall survive until the close of the sixtieth (60th) day following the end of the applicable statute of limitations.  The Pre-Closing Covenants shall not survive the Closing and shall terminate at the Closing but claims for indemnification for breach of a Pre-Closing Covenant shall survive until the date that is eighteen (18) months after the Closing Date, and except as set forth in this Section 9.1, all other covenants shall survive the Closing and remain in full force and effect in accordance with their respective terms and, if no explicit survival is provided for, until the earlier of the date such covenant is fully performed and the sixtieth (60th) day following the end of the applicable statute of limitations.  Claims based on Fraud shall survive until the expiration of the longest statute of limitation applicable to such claim.  The period of time that a representation, warranty, covenant or agreement survives the Closing pursuant to this Section 9.1 shall be the “Survival Period” with respect to such representation, warranty, covenant or agreement.  No claim for breach of any representation or warranty or failure to perform any covenant, agreement or obligation may be asserted after the expiration of the applicable Survival Period; provided, however, if any Party makes a claim with respect to any specific representation, warranty, covenant or agreement within the applicable Survival Period, and such claim is not fully and finally resolved prior to the end of such Survival Period, such representation, warranty, covenant or agreement shall survive solely with respect to such claim until such claim is finally and fully resolved.

Section 9.2           Indemnification of Buyer Indemnified Parties.

(a)          Subject to the other terms and conditions of this Agreement, from and after the Closing, Seller shall indemnify, defend and hold harmless each of Buyer, its Affiliates (including the Company following the Closing) and each of their respective representatives, officers, directors, managers, equityholders, successors and permitted assigns (each a “Buyer Indemnified Party”) from and against, and shall reimburse the Buyer Indemnified Parties for, any and all Losses incurred, sustained or suffered by any of the Buyer Indemnified Parties, resulting from, caused by or arising out of, directly or indirectly:

(i)          any breach, inaccuracy or failure to be true of any representation or warranty of the Company contained in Article III of this Agreement or of Seller contained in Article IV of this Agreement (other than the representations and warranties of the Company contained in Section 3.12 of this Agreement, the Company Fundamental Representations or the Seller Fundamental Representations);

(ii)         any breach, inaccuracy or failure to be true of any representation or warranty of the Company contained in Section 3.12 of this Agreement;

(iii)        any breach, inaccuracy or failure to be true of any representation or warranty of the Company contained in the Company Fundamental Representations or the Seller Fundamental Representations;

(iv)         any breach or non-fulfillment of any covenant (including Pre-Closing Covenants) or agreement of Seller or the Company;

(v)          any Company Indebtedness to the extent such Company Indebtedness was not taken into account in the determination of the Final Closing Cash Payment;

(vi)        any Transaction Expenses that the Company is liable for, in each case, to the extent such Transaction Expenses were not taken into account in the determination of the Final Closing Cash Payment;

(vii)       except to the extent included in Net Working Capital, Company Taxes Payable or otherwise taken into account in the Final Closing Cash Payment, (A) any Taxes imposed on the Company with respect to any Pre-Closing Tax Period; (B) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign applicable Law, (C) a breach by Seller of (i) any representation or warranty contained in Section 3.27 or (ii) any covenant set forth in Article VII or (D) any unpaid Transfer Taxes of Seller pursuant to Section 7.8(a) (provided, that Seller shall not indemnify Buyer for any Taxes (x) attributable to Buyer or its Affiliates (including the Company after the Closing) failure to comply with the covenants in this Agreement or any actions taken on the Closing Date outside of the ordinary course of business or (y) arising in a taxable period (or portion thereof) beginning after the Closing Date); and

(viii)      the Willful Breach or Fraud of the Company prior to the Closing or the Willful Breach or Fraud of Seller.

(b)          Notwithstanding anything in this Agreement to the contrary, for purposes of (i) determining whether there has been a breach of or inaccuracy in any representation or warranty set forth in Article III or Article IV of this Agreement or any covenant or agreement of Seller or the Company contained herein, and (ii) calculating the amount of Losses that are the subject matter of a claim for indemnification under this Section 9.2 as a result of a breach of or inaccuracy in any such representation, warranty, covenant or agreement, including any deemed breach resulting from the application of clause (i), each of such representations, warranties, covenants and agreements shall be read without regard and without giving effect to any “material”, “materiality”, “Company Material Adverse Effect”, or “Seller Material Adverse Effect” (which shall instead be read as any adverse effect or change) or similar language or qualification set forth in such representation, warranty, covenant or agreement, except that the reference to “material” in Section 3.7 shall not be so ignored and such qualifications shall be given full effect.

(c)          The Buyer Indemnified Parties’ indemnification rights pursuant to Section 9.2(a) shall be limited as follows:

(i)          The Buyer Indemnified Parties shall not be entitled to any indemnification under Section 9.2(a) until the aggregate dollar amount of all Losses that would otherwise be indemnifiable exceeds the Deductible, and then, subject to the terms and conditions of this Agreement, only to the extent such aggregate amount exceeds the Deductible.

(ii)         The maximum amount of indemnifiable Losses that may be recovered from Seller under Section 9.2(a) (other than Section 9.2(a)(ii), Section 9.2(a)(iii) and Section 9.2(a)(viii)) shall in no event exceed Fifty Million Dollars ($50,000,000) in the aggregate.

(iii)        The maximum amount of indemnifiable Losses that may be recovered from Seller under Section 9.2(a)(ii) shall in no event exceed One Hundred Million Dollars ($100,000,000) in the aggregate.

(iv)        The cumulative indemnification obligations of Seller under Section 9.2(a) and Section 9.2(l), shall in no event exceed the Base Consideration Amount.

(v)          The Buyer Indemnified Parties shall not be entitled to any indemnification under Section 9.2(a) for any claim (or claims, to the extent such claims arise from the same facts, circumstances or events) until the aggregate dollar amount of the Losses for such claim(s) that would otherwise be indemnifiable exceeds $200,000.

(vi)         No indemnifiable Losses under Section 9.2(a)(v) or Section 9.2(a)(vi) may be recovered from Seller for any claim submitted after the date that is eighteen (18) months after the Closing Date.

(d)          The amount of any Loss subject to indemnification under this Section 9.2 shall be calculated net of any third-party insurance proceeds actually received by the Buyer Indemnified Party on account of such Loss.  The Buyer Indemnified Party shall use its commercially reasonable efforts to seek recovery under all insurance policies to the extent they may provide coverage for any Loss hereunder; provided, that any reasonable and documented costs or expenses incurred in connection with seeking such recovery and any increase in premium caused by or arising from payment by such third-party insurance policy shall be off-set (to the extent related to such third party insurance proceeds actually received) against such proceeds when calculating the net Loss.  In any case where a Buyer Indemnified Party recovers, under third-party insurance policies, any amount in respect of a matter for which such Buyer Indemnified Party received a payment for Losses from Seller pursuant to this Section 9.2, such Buyer Indemnified Party shall promptly pay to Seller the amounts so recovered (less the reasonable costs and expenses of obtaining such recovery).

(e)          In order for a Buyer Indemnified Party to be entitled to any indemnification provided under this Agreement as a result of a Loss or a claim or demand made by any Person against the Buyer Indemnified Party, Buyer shall give Seller written notice of any third-party claim, assertion, event or proceeding as to which any Buyer Indemnified Party may request indemnification under Section 9.2(a), as soon as is practicable following such time that any Buyer Indemnified Party first learns of such third-party claim, assertion, event or proceeding; provided, however, that failure to give such notice shall not limit the right of a Buyer Indemnified Party to recover for any Losses for which it is entitled to indemnification hereunder, except and only to the extent that Seller is actually prejudiced as a result of such failure.  Such notice shall (i) state or summarize in reasonable detail the information then available regarding the facts giving rise to any claim for indemnification hereunder, (ii) describe in reasonable detail the estimate of the amount of Losses attributable to and nature of such claim, assertion, event or proceeding and (iii) shall specify the representation(s) or warranty(ies), covenant(s) or arrangement(s) in this Agreement pursuant to which the claim is being asserted, and shall include copies of all correspondence received from such third party in connection with any such claim and provide any other information with respect thereto as Seller may reasonably request.

(f)          With respect to third-party claims for which a Buyer Indemnified Party seeks indemnification under Section 9.2(a), Seller shall have the right to direct the defense or settlement of any such claim or proceeding at Seller’s sole cost and expense by providing written notice to Buyer of its exercise of such right within thirty (30) days after receipt of the notice of such claim from Buyer as provided in clause e, above; provided, however, that notwithstanding anything herein to the contrary, Seller shall not have the right to control the defense of a third-party claim if the third-party claim (x) seeks nonmonetary relief which, if granted, would reasonably be expected to materially and adversely affect the Buyer Indemnified Party or its Affiliates; or (y) relates to a criminal action against a Buyer Indemnified Party; or (z) involves claims by a Governmental Entity against a Buyer Indemnified Party.  If Seller is entitled to direct the defense of any such claim or proceeding and elects to do so, Seller shall consult with the applicable Buyer Indemnified Party for the purpose of allowing the Buyer Indemnified Party and its separate counsel to participate in such defense, and Seller shall cause its counsel to cooperate with such separate counsel to facilitate such participation, including (A) promptly providing to such separate counsel copies of all material written materials received in respect of such claim or proceeding, (B) providing to such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such claim or proceeding (which comments shall be considered in good faith) and (C) providing the opportunity to participate in all material meetings (whether in person, by teleconference, or otherwise) relating to such claim or proceeding.  If Seller does not assume the defense and control of any such third-party claim pursuant to this Section 9.2(f) or is otherwise prohibited from doing so pursuant to this Section 9.2(f), the Buyer Indemnified Party shall be entitled to assume and control such defense (and the reasonable fees and expenses of counsel for the Buyer Indemnified Party shall be borne by Seller; provided, that the obligation to bear such fees and expenses be subject to the limitations set forth in Section 9.2(c)), but Seller may nonetheless participate in the defense of such third-party claim with its own counsel and at its own expense.  If Seller assumes the defense of any such third-party claim in accordance herewith, the Buyer Indemnified Party shall be entitled to participate in any such defense with co-counsel of its own choice at its own expense (provided, that the reasonable fees of one such co-counsel shall be covered by the indemnity provided for in this Article IX if (A) so requested by Seller to participate or (B) in the reasonable opinion of counsel to the Buyer Indemnified Party, a conflict or potential conflict exists between Seller and the Buyer Indemnified Party that would make such separate representation advisable).  The Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a third-party claim to be made so as to preserve any applicable attorney-client or work-product privileges.  In the event Seller directs the defense of a third-party claim pursuant to this Section 9.2(f), Seller shall have the right to settle such claim; provided, however, that if the proposed settlement includes an admission of wrongdoing on the part of any Buyer Indemnified Party or its Affiliates (including the Company), Seller may settle such claim only with the written consent of Buyer (which consent shall not unreasonably be withheld, conditioned or delayed).  Buyer shall, and shall cause the Company to, reasonably cooperate with Seller and provide, as applicable, Seller and its counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding and shall otherwise reasonably cooperate with Seller in the defense or settlement thereof and any out-of-pocket third-party costs incurred as a result of such cooperation shall be deemed to be Losses subject to indemnification.  If Seller is entitled to elect and either (x) is not yet required to have made such election or (y) has elected to direct the defense of any such claim or proceeding, the Buyer Indemnified Party shall not settle any part of or otherwise pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Seller consents thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed).  If Seller does not notify the Buyer Indemnified Party that it has elected to defend such claim or proceeding within the time period described above or if, after commencing or undertaking any such defense, Seller fails to prosecute or withdraws from such defense, Buyer (on behalf of the Buyer Indemnified Party) shall have the right to undertake and control the defense or settlement thereof without the consent of Seller.  If Buyer directs the defense of any such claim or proceeding and proposes to settle such claim or proceeding, then Buyer shall give Seller prompt written notice thereof, and Seller and its separate counsel shall have the right to, in Seller’s sole discretion, participate in the settlement of such claim or proceeding and Buyer shall cause its counsel to cooperate with such separate counsel to facilitate such participation, including (A) promptly providing to such separate counsel copies of all material written materials received in respect of such claim or proceeding, (B) providing to such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such claim or proceeding (which comments shall be considered in good faith) and (C) providing the opportunity to participate in all material meetings (whether in person, by teleconference, or otherwise) relating to such claim or proceeding.  Any election by Seller to assume the defense of any third-party claim shall not in and of itself result in personal liability to Seller for any Losses related thereto and nothing herein shall be construed as an assumption of any liability with respect to any such claim by Seller.

(g)          With respect to any non-third-party claim for indemnification under this Section 9.2, if the Parties are unable to negotiate a settlement of such claim, then such claim shall be resolved in accordance with Section 11.8.

(h)          The Buyer Indemnified Parties shall take commercially reasonable steps to mitigate Losses for which indemnification may be claimed by them pursuant to this Agreement to the extent required by Law upon and after becoming aware of any event, fact, or circumstance that could reasonably be expected to give rise to any such Losses.

(i)           No Buyer Indemnified Party shall be entitled to indemnification hereunder for any Loss to the extent that such Loss is taken into account (as a dollar-for-dollar reduction) in the calculation of the Final Closing Cash Payment or, without duplication, is included as a liability in the calculation of the Net Working Capital as of the Adjustment Time, as finally determined pursuant to Section 2.6.

(j)           Anything herein to the contrary notwithstanding, no breach of any provisions of this Agreement shall give rise to any right on the part of Buyer or any other Buyer Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(k)          The right of a Buyer Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this agreement or otherwise.  The waiver of any condition, including based on the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or agreement, shall not affect the Buyer Indemnified Parties’ rights to indemnification.

(l)           Hoodoo Indemnity.  From and after the Closing, Seller and Parent shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, and shall reimburse the Buyer Indemnified Parties for, any and all Losses incurred, sustained or suffered by any of the Buyer Indemnified Parties, resulting from, caused by or arising out of, directly or indirectly from the Hoodoo Claims and the Hoodoo Lease (the “Hoodoo Indemnity”).  The indemnification in this Section 9.2(l) shall not be subject to the limitations set out in Section 9.2(c) or Section 9.2(d), other than Section 9.2(c)(iv).

Section 9.3           Indemnification of Seller.

(a)          Subject to the other terms and conditions of this Agreement, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, managers, unitholders, successors and permitted assigns (each a “Seller Indemnified Party”) from and against, and shall reimburse the Seller Indemnified Parties for, any and all Losses incurred, sustained or suffered by any of the Seller Indemnified Parties, resulting from, caused by or arising out of, directly or indirectly:

(i)          any breach, inaccuracy or failure to be true of any representation or warranty of Buyer contained in Article V of this Agreement;

(ii)          any breach or non-fulfillment of any covenant (including Pre-Closing Covenants) or agreement of Buyer (other than those described in Section 9.3(a)(iii)); and

(iii)        the Willful Breach or Fraud of Buyer.

(b)          The Seller Indemnified Parties’ indemnification rights pursuant to Section 9.3(a) shall be limited as follows:

(i)          The Seller Indemnified Parties shall not be entitled to any indemnification under Section 9.3(a) until the aggregate dollar amount of all Losses that would otherwise be indemnifiable exceeds the Deductible, and then, subject to the terms and conditions of this Agreement, only to the extent such aggregate amount exceeds the Deductible.

(ii)         The maximum amount of indemnifiable Losses that may be recovered from Buyer under Section 9.3(a)(ii) shall in no event exceed Thirty Million Dollars ($30,000,000) in the aggregate.

(iii)        The Seller Indemnified Parties shall not be entitled to any indemnification under Section 9.3(a) for any claim (or claims, to the extent such claims arise from the same facts, circumstances or events) until the aggregate dollar amount of the Losses for such claim(s) that would otherwise be indemnifiable exceeds $200,000

(iv)         The cumulative indemnification obligations of Buyer under Section 9.3(a) shall in no event exceed the Base Consideration Amount.

(c)          The amount of any Loss subject to indemnification under this Section 9.3 shall be calculated net of any third-party insurance proceeds actually received by the Seller Indemnified Party on account of such Loss.  The Seller Indemnified Party shall use its commercially reasonable efforts to seek recovery under all insurance policies to the extent they may provide coverage for any Loss hereunder; provided, that any reasonable and documented costs or expenses incurred in connection with seeking such recovery shall be off-set (to the extent related to such third party insurance proceeds actually received) against such proceeds when calculating the net Loss.  In any case where a Seller Indemnified Party recovers, under third-party insurance policies, any amount in respect of a matter for which such Seller Indemnified Party received a payment for Losses from Buyer pursuant to this Section 9.3, such Seller Indemnified Party shall promptly pay to Buyer the amounts so recovered (less the reasonable costs and expenses of obtaining such recovery).

(d)          In order for a Seller Indemnified Party to be entitled to any indemnification provided under this Agreement as a result of a Loss or a claim or demand made by any Person against the Seller Indemnified Party, Seller shall give Buyer written notice of any third-party claim, assertion, event or proceeding as to which any Seller Indemnified Party may request indemnification under Section 9.3(a) as soon as is practicable following such time that any Seller Indemnified Party first learns of such third-party claim, assertion, event or proceeding; provided, however, that failure to give such notice shall not limit the right of a Seller Indemnified Party to recover for any Losses for which it is entitled to indemnification hereunder, except and only to the extent that Buyer or any of its Affiliates are actually prejudiced as a result of such failure.  Such notice shall (i) state or summarize in reasonable detail the information then available regarding the facts giving rise to any claim for indemnification hereunder, (ii) describe in reasonable detail the estimate of the amount of Losses attributable to and nature of such claim, assertion, event or proceeding and (iii) shall specify the representation(s), warranty(ies), covenant(s) or arrangement(s) in this Agreement pursuant to which the claim is being asserted, and shall include copies of all correspondence received from such third party in connection with any such claim and provide any other information with respect thereto as Buyer may reasonably request.

(e)          With respect to third-party claims for which a Seller Indemnified Party seeks indemnification under Section 9.3(a), Buyer shall have the right to direct the defense or settlement of any such claim or proceeding at Buyer’s sole cost and expense by providing written notice to Seller of its exercise of such right within thirty (30) days after receipt of the notice of such claim from Seller as provided in clause d, above; provided, however, that notwithstanding anything herein to the contrary, Buyer shall not have the right to control the defense of a third-party claim if the third-party claim (x) seeks nonmonetary relief which, if granted, would reasonably be expected to materially and adversely affect the Seller Indemnified Party or its Affiliates; or (y) relates to a criminal action against a Seller Indemnified Party; or (z) involves claims by a Governmental Entity against a Seller Indemnified Party.  If Buyer is entitled to direct the defense of any such claim or proceeding and elects to do so, Buyer shall consult with the applicable Seller Indemnified Party for the purpose of allowing the Seller Indemnified Party and its separate counsel to participate in such defense, and Buyer shall cause its counsel to cooperate with such separate counsel to facilitate such participation, including (A) promptly providing to such separate counsel copies of all material written materials received in respect of such claim or proceeding, (B) providing to such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such claim or proceeding (which comments shall be considered in good faith) and (C) providing the opportunity to participate in all material meetings (whether in person, by teleconference, or otherwise) relating to such claim or proceeding.  If Buyer does not assume the defense and control of any such third-party claim pursuant to this Section 9.3(e) or is otherwise prohibited from doing so pursuant to this Section 9.3(e), the Seller Indemnified Party shall be entitled to assume and control such defense (and the reasonable fees and expenses of counsel for the Seller Indemnified Party shall be borne by Buyer; provided, that the obligation to bear such fees and expenses be subject to the limitations set forth in Section 9.3(b)), but Buyer may nonetheless participate in the defense of such third-party claim with its own counsel and at its own expense.  If Buyer assumes the defense of any such third-party claim in accordance herewith, the Seller Indemnified Party shall be entitled to participate in any such defense with co-counsel of its own choice at its own expense (provided, that the reasonable fees of one such co-counsel shall be covered by the indemnity provided for in this Article IX if (A) so requested by Buyer to participate or (B) in the reasonable opinion of counsel to the Seller Indemnified Party, a conflict or potential conflict exists between Buyer and the Seller Indemnified Party that would make such separate representation advisable).  The Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a third-party claim to be made so as to preserve any applicable attorney-client or work-product privileges.  In the event Buyer directs the defense of a third party claim pursuant to this Section 9.3(e), Buyer shall have the right to settle such claim; provided, however, that if the proposed settlement includes an admission of wrongdoing on the part of any Seller Indemnified Party or its Affiliates, Buyer may settle such claim only with the consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).  Each Seller Indemnified Party shall reasonably cooperate with Buyer and provide, as applicable, Buyer and its counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding and shall otherwise reasonably cooperate with Buyer in the defense or settlement thereof and any out of pocket third-party costs incurred as a result of such cooperation shall be deemed to be Losses subject to indemnification.  If Buyer is entitled to elect and either (x) is not yet required to have made such election or (y) has elected to direct the defense of any such claim or proceeding, the Seller Indemnified Party shall not settle any part of or otherwise pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Buyer consents thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed).  If Buyer does not notify the Seller Indemnified Party that it has elected to defend such claim or proceeding within the time period described above or if, after commencing or undertaking any such defense, Buyer fails to prosecute or withdraws from such defense, Seller (on behalf of the Seller Indemnified Party) shall have the right to undertake and control the defense or settlement thereof without consent of Buyer.  If Seller directs the defense of any such claim or proceeding and proposes to settle such claim or proceeding, then Seller shall give Buyer prompt written notice thereof, and Buyer and its separate counsel shall have the right to, in Buyer’s sole discretion, participate in the settlement of such claim or proceeding and Seller shall cause its counsel to cooperate with such separate counsel to facilitate such participation, including (A) promptly providing to such separate counsel copies of all material written materials received in respect of such claim or proceeding, (B) providing to such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such claim or proceeding (which comments shall be considered in good faith) and (C) providing the opportunity to participate in all material meetings (whether in person, by teleconference, or otherwise) relating to such claim or proceeding.  Any election by Buyer to assume the defense of any third-party claim shall not in and of itself result in personal liability to Buyer for any Losses related thereto and nothing herein shall be construed as an assumption of any liability with respect to any such claim by Buyer.

(f)          With respect to any non-third-party claim for indemnification under this Section 9.3, if the Parties are unable to negotiate a settlement of such claim, then such claim shall be resolved in accordance with Section 11.7.

(g)          The Seller Indemnified Parties shall take commercially reasonable steps to mitigate Losses for which indemnification may be claimed by them pursuant to this Agreement to the extent required by Law upon and after becoming aware of any event, fact, or circumstance that could reasonably be expected to give rise to any such Losses.

(h)          Anything herein to the contrary notwithstanding, no breach of any provision of this Agreement shall give rise to any right on the part of Seller or any other Seller Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(i)           No Seller Indemnified Party shall be entitled to indemnification hereunder for any Loss to the extent that such Loss is taken into account (as a dollar-for-dollar reduction) in the calculation of the Final Closing Cash Payment or, without duplication, is included as a liability in the calculation of the Net Working Capital as of the Adjustment Time, as finally determined pursuant to Section 2.6.

Section 9.4           Other Limitations.

(a)          Notwithstanding anything to the contrary contained in this Agreement, the Parties shall be deemed not to have suffered or incurred any Losses pursuant to Section 9.2 or Section 9.3 arising from any item or matter to the extent such item or matter was included in (or otherwise the calculation thereof was addressed by) the final determination of Cash and Cash Equivalents, Company Indebtedness, Transaction Expenses, Net Working Capital or the Closing Cash Payment in accordance with Section 2.6, as it is the intent of the Parties that the procedures set forth in Section 2.7 shall provide the sole and exclusive remedies for such claims.

(b)          Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty or covenant, as applicable.  For the avoidance of doubt, any claim with respect to any set of facts, events or circumstances made under any one or more provisions of Section 9.2 or Section 9.3 in respect of any Loss shall not be double-counted and once indemnified, shall not be indemnifiable a second time under any other provision of nor counted more than once toward any Deductible.

(c)          NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY FOR ANY LOSSES THAT CONSTITUTE PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OR LOST PROFITS, EXCEPT, WITH RESPECT TO ANY OF THE FOREGOING CATEGORIES OF DAMAGES, IF SUCH DAMAGES ARE PAYABLE TO A THIRD PERSON WITH RESPECT TO A THIRD PARTY CLAIM AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, IN WHICH CASE ANY SUCH DAMAGES SHALL BE CONSIDERED PART OF LOSSES AND BE COVERED BY THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE IX, AS MAY BE APPLICABLE.

Section 9.5           Treatment of Indemnity.  All payments made by or on behalf of Seller, by Buyer (or any of its Affiliates), as the case may be, to or for the benefit of other parties pursuant to Section 2.6 or relating to indemnification under this Article IX shall be treated as adjustments to the Final Closing Cash Payment for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement and for all Tax Return reporting and filing purposes, in each case, except as required by applicable Law.

Section 9.6           Remedies Exclusive.  Subject to the terms and conditions of this Article IX, from and after the Closing, except as set forth in Section 2.6 (which shall be resolved in accordance with the provisions thereof), the rights of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement and/or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be strictly limited to those contained in this Article IX, which shall be the sole and exclusive remedies of the Parties subsequent to the Closing with respect to any matter in any way relating to this Agreement or its subject matter or arising in connection herewith.  To the maximum extent permitted by Law, the Parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any Laws, at common law, in equity or otherwise.  Notwithstanding the foregoing, any Party may bring claims for injunctive relief and/or specific performance but, in either case, only in accordance with and as expressly set forth in Section 7.11 or Section 11.7.  Each Party acknowledges and agrees that such Party may not avoid the limitations on liability expressly set forth herein by asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties and covenants contained in this Agreement.

ARTICLE X
TERMINATION

Section 10.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Buyer and Seller;

(b)          by Buyer if, based on the results of the Hoodoo Diligence Process, Buyer reasonably determines that the status or risk (including reputational risk) associated with the Hoodoo Claims and Hoodoo Lease would be expected to result in material liability or loss to the Company or Buyer; provided, however, that such termination right shall expire if not validly exercised by written notice from Buyer and received by Seller no later than seven (7) days following the final day of the Hoodoo Diligence Process (time being of the essence).

(c)          by Seller or Buyer on or after 11:59 p.m. (Eastern Time) on December 31, 2022 (such date, the “Outside Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that neither Seller nor Buyer may terminate this Agreement pursuant to this Section 10.1(b) if such Party’s failure to fulfill any of such Party’s obligations under or to comply with the terms of this Agreement has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date;

(d)          by Seller, as long as Seller and the Company are not in breach of their representations, warranties, covenants or agreements under this Agreement which breach would, individually or in the aggregate, prevent the satisfaction of any condition to the obligations of Buyer to complete the Closing set forth in Section 8.1 or Section 8.2, upon written notice to Buyer, if there has been a violation or breach by Buyer of any representations, warranties, covenants or agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Seller to complete the Closing set forth in Section 8.1 or Section 8.3 and (i) Seller has provided written notice to Buyer of such violation or breach and (ii) such violation or breach is not capable of being cured by the earlier of (X) thirty (30) days after Buyer’s receipt of such written notice thereof from Seller or (Y) the Outside Date or, to the extent so curable, has not been cured by Buyer by the earlier of (X) thirty (30) days after Buyer’s receipt of such written notice thereof from Seller or (Y) the Outside Date;

(e)          by Buyer, as long as Buyer is not in breach of its representations, warranties, covenants or agreements under this Agreement which breach would, individually or in the aggregate, prevent the satisfaction of any condition to the obligations of Seller or the Company to complete the Closing set forth in Section 8.1 or Section 8.3, upon written notice to Seller, if there has been a violation or breach by Seller or the Company of any representations, warranties, covenants or agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer to complete the Closing set forth in Section 8.1 or Section 8.2 and (i) Buyer has provided written notice to Seller of such violation or breach and (ii) such violation or breach is not capable of being cured by the earlier of (X) thirty (30) days after Seller’s receipt of such written notice thereof from Buyer or (Y) the Outside Date or, to the extent so curable, has not been cured by Seller or the Company by the earlier of (X) thirty (30) days after Seller’s receipt of such written notice thereof from Buyer or (Y) the Outside Date; or

(f)          by Buyer or Seller if a Governmental Entity shall have issued, enacted, entered, promulgated, or enforced any Law or Order that is final and non-appealable and that restrains, enjoins or otherwise prohibits or prevents the consummation of the transactions contemplated by this Agreement; provided, further, that neither Seller nor Buyer may terminate this Agreement pursuant to this Section 10.1(f) if such Party’s (or its Affiliates’) failure to fulfill any of such Party’s covenants and agreements under or to comply with the terms of this Agreement has primarily caused or resulted in the issuance or maintenance of such Law or Order from a Governmental Entity or if such Party initiated or has taken action in support of such Law or Order.

Section 10.2         Effect of Termination.  In the event of a valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyer, Seller, the Company, or any of their respective Affiliates or their respective Affiliates’ respective directors, officers, employees, partners, managers, members, equityholders, stockholders or Affiliates and all rights and obligations of any Party hereto shall cease, except that (i) the agreements contained in Section 7.2, Section 7.5, Article IX and Article XI shall survive the termination hereof and remain in effect in accordance with their terms and (ii) nothing contained in this Section 10.2 shall relieve any Party to this Agreement from liabilities or damages arising out of any Willful Breach by such Party of any of its Pre-Closing Covenants contained in this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) (i) on the date of delivery if delivered personally or (ii) when actually received by the recipient if delivered by email (without receipt of a delivery failure message); provided, that in the case of clause (ii), a copy is sent via one of the other delivery methods contemplated by this Section 11.1, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) when delivered by registered or certified mail or courier service.  All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a)          if to Seller or, prior to the Closing, the Company, to:

Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Mitchell Krebs, President and Chief Executive Officer
E-mail: MKrebs@coeur.com

with a copies (which shall not constitute notice) to:

Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Casey M. Nault, Senior Vice President, General Counsel and
Chief ESG Officer
E-mail: CNault@coeur.com

and

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Steven R. Shoemate

E-mail: sshoemate@gibsondunn.com

(b)          if to Buyer or, after the Closing, the Company, to:

AngloGold Ashanti
112 Oxford Road
Houghton Estate
Johannesburg 2198
South Africa
Attention: Nerilee Rockman
Email: nrockman@anglogoldashanti.com

and

AngloGold Ashanti
4601 DTC Blvd #550,
Denver, CO 80237
Attention: Korey Christensen
Email: kchristensen@AngloGoldAshanti.com

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP
1601 Wewatta Street, Suite 900
Denver, CO 80202
Attention: Scot W. Anderson
Email: scot.anderson@hoganlovells.com

Section 11.2         Disclosure Schedules.  The disclosure of any information in the Disclosure Schedules, which shall be compiled and attached to this Agreement, shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Buyer, Seller or the Company, as applicable, in this Agreement, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer, Seller or the Company, as applicable.  Neither the specification of any item or matter in any representation or warranty contained in the Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in the Agreement or included in the Disclosure Schedules is or is not in the ordinary course of business.  The Section number headings in the Disclosure Schedules references set forth herein and included in the Disclosure Schedules correspond to the Section numbers in this Agreement; provided, that any information disclosed in any Section of the Disclosure Schedules shall be deemed to be disclosed and incorporated into any other Section of the Disclosure Schedules solely to the extent that the applicability of such information and disclosure to such other Section of the Disclosure Schedules is reasonably apparent on its face.  Nothing set forth in the Disclosure Schedules shall be deemed to broaden or otherwise amplify, or expand the scope of, the representations, warranties, covenants and agreements contained in the Agreement or to interpret the meaning of any of the representations, warranties, covenants or agreements set forth in the Agreement.  All descriptions of any document included in the Disclosure Schedules (a) are summary in nature, (b) do not purport to be a complete statement of the material terms of such document, and (c) are qualified in their entirety by reference to (i) such document, (ii) any and all exhibits, schedules, annexes, riders, addendums and other documents and instruments attached to such document or otherwise referred to therein, and (iii) any other amendments, supplements and other modifications to such document, in each case to the extent provided or made available to Buyer.

Section 11.3         Assignability; Binding Agreement.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto; provided, that Buyer may assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates so long as such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein and no such assignment shall relieve Buyer of any obligations hereunder.  This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.  Nothing expressed or implied in this Agreement is intended to confer any legal or equitable rights, benefits, remedies, obligations or liabilities upon any other Person; provided, however, that the Parties specifically acknowledge and agree that (a) after the Closing, the provisions of Section 11.13 are intended to be for the express benefit of the Persons that are released in accordance with the terms thereof and may be enforced by such Persons, and (b) the provisions of Section 7.7 and Section 11.13 are intended to be for the express benefit of the Persons expressly covered thereby and may be enforced by such Persons.

Section 11.4         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision (or part thereof) of this Agreement shall be deemed prohibited or invalid under such applicable Law in any jurisdiction by a court of competent jurisdiction, (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any jurisdiction.

Section 11.5         Fees and Expenses.  Subject to Section 2.5 and Section 2.6, whether or not the Closing occurs, each Party shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

Section 11.6         Governing Law.  This Agreement and, unless expressly set forth in another document, agreement or instrument executed in connection herewith, such other documents, agreements or instruments, the rights and obligations of the Parties related thereto, and all disputes or controversies arising out of or relating thereto shall be exclusively governed by and construed in accordance with the internal Laws of the State of Delaware without regard to any choice or conflict of law provision or rule or of any other provision or rule that would require the application of the internal Laws of another jurisdiction.

Section 11.7         Specific Performance.

(a)          The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions in this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) in accordance with their specific terms or otherwise breach or threaten to breach such provisions.  It is accordingly agreed that the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions herein in accordance with this Section 11.7 in addition to any other remedy at law or in equity to which they are entitled at law or in equity.  Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other Party has an adequate remedy at law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at law or in equity.  Any Party seeking: (i) an injunction or injunctions to prevent breaches of this Agreement; (ii) to enforce specifically the terms and provisions of this Agreement; and/or (iii) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.  The election of any Party to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit such Party from seeking to terminate this Agreement pursuant to and subject to the terms and conditions of this Agreement.

(b)          EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY REMEDIES DESCRIBED IN THIS Section 11.7 OR THE CLAIMS UNDERLYING THEM.

Section 11.8         Venue; Consent to Jurisdiction.  Except as set forth in Section 2.2(b)(vi) and Section 2.6 (which shall each be resolved in accordance with the respective provisions thereof), all disputes, claims, or controversies arising out of or relating to this Agreement or the transactions contemplated hereby or the negotiation, validity or performance hereof that are not resolved by mutual agreement shall only be brought in the state or federal courts situated in the State of Delaware  (including the appropriate appellate courts therefrom).  Each of the Parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of such courts to resolve all such disputes, claims or controversies and further consents to the jurisdiction of such courts for the purposes of enforcing the provisions of Section 2.2(b)(vi) and Section 2.6.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH DISPUTES, CLAIMS OR CONTROVERSIES.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN MATERIALLY INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.8.  Each Party hereto further irrevocably waives any objection to any proceeding before such courts based upon lack of personal jurisdiction or to the laying of venue in such courts and further irrevocably and unconditionally waives and agrees not to make a claim in any court that any proceeding before such courts has been brought in an inconvenient forum.  Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given hereunder.  Each of the Parties hereto hereby agrees that its submission to jurisdiction and its consent to service of process by mail are made for the express benefit of the other Parties hereto.

Section 11.9         Mutual Drafting.  The Parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof.  As a consequence, the Parties hereto do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 11.10       Integration.  This Agreement, the Confidentiality Agreement and the schedules, exhibits, documents and instruments referred to herein, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 11.11       Counterparts.  This Agreement may be executed and delivered by facsimile signature or portable document format (PDF) by electronic mail and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.12       Amendments, Waivers and Consents.  For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the Parties hereto and no delay on the part of any Party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.  No provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties hereto so waiving such covenant or other provision.  Waiver of any term or condition of this Agreement by a Party hereto shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party hereto.  From and after the Effective Date and until the Closing, no amendment to this Agreement may be made without the written consent of each of Seller and Buyer.

Section 11.13       Release.  From and after the Closing, Seller agrees, on behalf of itself, its Affiliates and its and their representatives (collectively, the “Seller Releasors”), that neither the Company nor any of its current or former officers and directors or any of their respective representatives, whether in any individual, corporate, or any other capacity (the “Seller Released Parties”) shall have any liability to any of the Seller Releasors for (and the Seller Releasors hereby unconditionally release the Seller Released Parties from) any and all liabilities of any kind or nature related to Seller’s capacity as an equityholder of the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral or otherwise at law or in equity: (a) arising out of, or relating to, any matter, occurrence, action or activity on or prior to the Closing Date, or (b) relating to this Agreement and the transactions contemplated hereby, except, in the case of Seller and the Seller Indemnified Parties, for covenants and agreements in this Agreement which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms.

Section 11.14       Non-Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, and except with respect to Fraud, the Parties hereto acknowledge and agree that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any past, present or future director, officer, agent or employee or any past, present or future stockholder (other than the stockholder of Buyer, but in no event the stockholders of Buyer’s parent company) of the other Party or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future director, officer, agent or employee or any past, present or future stockholder of the other Party or of any Affiliate or assignee thereof, as such, for any obligation of the other Party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

[Remainder of the Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BUYER
AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation

By:	/s/ Timothy Thompson
Name: Timothy Thompson
Title: President

BUYER GUARANTOR
AngloGold Ashanti USA Incorporated, a Delaware corporation

By:	/s/ Timothy Thompson
Name: Timothy Thompson
Title: President

SELLER
Sterling Intermediate Holdco, Inc., a Delaware corporation

By:	/s/ Mitchell J. Krebs
Name: Mitchell J. Krebs
Title: President

COMPANY
Coeur Sterling, Inc., a Nevada corporation

By:	/s/ Mitchell J. Krebs
Name: Mitchell J. Krebs
Title: President

PARENT
Coeur Mining, Inc., a Delaware corporation

By	/s/ Mitchell J. Krebs
Name: Mitchell J. Krebs
Title: President & CEO

Signature Page to Stock Purchase Agreement